                                              Filed Pursuant to Rule 424(b)(2)
                                                            File No. 333-41511


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 26, 1998)

                                                               [AVALON BAY LOGO]

                          AVALON BAY COMMUNITIES, INC.
                    $100,000,000 6.50% SENIOR NOTES DUE 2003
                    $150,000,000 6.80% SENIOR NOTES DUE 2006
                            ------------------------
     Avalon Bay Communities, Inc. (the "Company") will issue the 6.50% Senior Notes due 2003 (the "2003 Notes") and the 6.80% Senior Notes due 2006 (the "2006 Notes" and, together with the 2003 Notes, the "Notes") offered hereby (the "Offering") in an aggregate principal amount of $250,000,000. Interest on the Notes is payable semi-annually in arrears on January 15 and July 15 of each year commencing January 15, 1999. See "Description of Notes -- Principal and Interest." The 2003 Notes will mature on July 15, 2003 and the 2006 Notes will mature on July 15, 2006. The Notes may be redeemed at any time at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date, and (ii) the Make-Whole Amount (as defined in "Description of Notes -- Optional Redemption"), if any. See "Description of Notes -- Optional Redemption." The Notes are unsecured obligations of the Company and will rank equally with all unsecured and unsubordinated indebtedness of the Company. The Notes are not subject to any mandatory sinking fund. See "Description of Notes."

     The 2003 Notes and the 2006 Notes each constitute a separate series of debt securities which will be represented by a single fully registered global note in book-entry form without coupons (each a "Global Note") registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Owners of beneficial interests in the Global Notes will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective beneficial interests only under the limited circumstances described under "Description of Notes -- Book-Entry System." Settlement of the Notes will be made in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity or earlier redemption, as the case may be, or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore settle in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Company in immediately available funds. See "Description of Notes -- Same-Day Settlement and Payment."

      SEE "RISK FACTORS" COMMENCING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF CERTAIN RISK FACTORS RELEVANT TO AN INVESTMENT IN THE NOTES.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=======================================================================================================================
                                                     Price to          Underwriting Discounts        Proceeds to
                                                    Public(1)            and Commissions(2)         Company(1)(3)
-----------------------------------------------------------------------------------------------------------------------
Per 2003 Note...............................         99.719%                   0.550%                  99.169%
-----------------------------------------------------------------------------------------------------------------------
Per 2006 Note...............................         99.723%                   0.625%                  99.098%
-----------------------------------------------------------------------------------------------------------------------
Total.......................................       $249,303,500              $1,487,500              $247,816,000
=======================================================================================================================

(1) Plus accrued interest, if any, from July 7, 1998.

(2) The Company has agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by the Company estimated at $200,000.
                            ------------------------
     The Notes are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York on or about July 7, 1998.
                            ------------------------
PAINEWEBBER INCORPORATED
           FIRST UNION CAPITAL MARKETS
                      J.P. MORGAN & CO.
                                NATIONSBANC MONTGOMERY SECURITIES LLC
                            ------------------------

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 1, 1998.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus Supplement and the accompanying Prospectus, including the information incorporated by reference into each of them, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. The words "believe," "expect," "anticipate," "intend," "estimate," "assume" and other similar expressions which are predictions of or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. In addition, information concerning acquisition, construction, reconstruction, development, redevelopment, occupancy and completion of the Company's communities and related cost and EBITDA estimates are forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are in some cases beyond the control of the Company and may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

     Factors that might cause such a difference include, but are not limited to, the following: the Company may fail to secure or may abandon development or redevelopment opportunities; construction or reconstruction costs of a community may exceed original estimates; construction or reconstruction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction or reconstruction costs and reduced rental revenues; occupancy rates and market rents may be adversely affected by local economic and market conditions which are beyond management's control; financing may not be available, or may not be available on favorable terms; the Company's cash flow may be insufficient to meet required payments of principal and interest; and existing indebtedness may mature in an unfavorable credit environment, preventing such indebtedness from being refinanced, or, if refinanced, causing such refinancing to occur on terms that are not as favorable as the terms of existing indebtedness. In addition, the factors described under "Risk Factors" in this Prospectus Supplement may result in such differences. Prospective purchasers of the Notes offered hereby should carefully review all of these factors, which may not be an exhaustive list of such factors.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF NOTES IN THE OPEN MARKET TO STABILIZE THE MARKET PRICE OF THE NOTES AND THE PURCHASE OF NOTES TO COVER SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein and therein by reference. Unless the context otherwise requires, all references in this Prospectus Supplement to the "Company" refer to Avalon Bay Communities, Inc. and its subsidiaries on a consolidated basis.

                                  THE COMPANY

     Avalon Bay Communities, Inc. (the "Company" or the "Merged Company") is a real estate investment trust (a "REIT") that is focused exclusively on the ownership of institutional-quality apartment communities in high barrier-to-entry markets of the United States. These markets include Northern and Southern California and selected states in the Mid-Atlantic, Northeast, Midwest and Pacific Northwest regions of the country. The Company is the surviving entity from the merger (the "Merger") of Avalon Properties, Inc. ("Avalon") with and into Bay Apartment Communities, Inc. (sometimes hereinafter referred to as "Bay" before the Merger) on June 4, 1998. Concurrently with the Merger, the Company changed its name to Avalon Bay Communities, Inc. The Merger brings together a senior management team ("Management") with over 150 years of real estate experience. Collectively, we have demonstrated proficiency in the acquisition, development, redevelopment, construction, reconstruction, financing, leasing, marketing and management of institutional-quality apartment communities. The Company's common stock, par value $.01 per share ("Common Stock" or, after the Merger, "Avalon Bay Common Stock"), trades on the New York Stock Exchange and the Pacific Exchange under the ticker symbol "AVB."

     We believe that ownership of institutional-quality apartment communities in markets where new supply of apartment homes is limited helps assure more predictable cash flows. Combined with an emphasis on superior service to residents, this should result in longer average lease periods (as measured by annual turnover) and reduced operating costs. Further, we believe that maintaining a conservative financial strategy allows greater flexibility in responding to changing financial market conditions, and enhances the Company's access to cost effective capital.

     The Company currently owns 146 communities containing 42,074 apartment homes, which consist of 105 stabilized operating communities (the "Current Communities"), 17 communities that are under development (the "Development Communities") and 24 communities for which redevelopment has either begun or is scheduled to begin (the "Redevelopment Communities"). We also have rights to develop an additional 20 communities (the "Development Rights") which are controlled primarily through options on land. The Development Rights include three land parcels owned by the Company or partnerships in which the Company has a controlling interest. We expect to start construction of new apartment communities on these three land parcels by the end of 1999. The Company obtains ownership in apartment communities by developing vacant land into a new community or by acquiring and either repositioning or redeveloping an existing community. In selecting sites for development, redevelopment or acquisition, we place emphasis on locations with close proximity to expanding employment centers and convenience to recreation areas, entertainment, shopping and dining. As a result, we consider the Current Communities, the Development Communities, the Redevelopment Communities and the land underlying the Development Rights to be well-located.

     The average occupancy of the Current Communities is 96.8% and the average monthly rent is $1,021. The broad geographic diversification of the Current Communities, based on the number of apartment homes, includes a presence in 29 markets which can be summarized by region as follows: 30.6% in the Mid-Atlantic, 27.4% in Northern California, 23.9% in the Northeast, 13.7% in the Midwest, 3.5% in Southern California and 0.9% in the Pacific Northwest.

     The Company elected to be taxed as a REIT for federal income tax purposes for the year ending December 31, 1994 and has not revoked that election. The Company was incorporated under the laws of the State of California in 1978 and was reincorporated in the State of Maryland in July 1995. Its principal executive offices are located at 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314 and its telephone number at that location is (703) 329-6300. The Company also maintains super-regional offices in San Jose, California and Wilton, Connecticut and acquisition, development, redevelopment, construction, reconstruction or administrative offices in Boston, Massachusetts; Chicago, Illinois; Minneapolis, Minnesota;

Newport Beach, California; New York, New York; Princeton, New Jersey; Richmond, Virginia; and Seattle, Washington.

                              RECENT DEVELOPMENTS

     Merger. On June 4, 1998, pursuant to an Agreement and Plan of Merger, dated as of March 9, 1998 (the "Merger Agreement"), by and between Bay and Avalon, Avalon was merged with and into Bay, with Bay as the surviving corporation. In connection with the Merger, Bay changed its name to Avalon Bay Communities, Inc.

     Operating Results. On April 14, 1998, Avalon reported Funds from Operations ("FFO") of $0.54 per share on a diluted basis for the first quarter of 1998, as compared to FFO of $0.46 per share on a diluted basis for the first quarter of 1997, an increase of 17.4%. On April 22, 1998, Bay reported FFO of $0.68 per share on a diluted basis for the first quarter of 1998, as compared to FFO of $0.58 per share on a diluted basis in the first quarter of 1997, an increase of 17.2%. Management generally considers FFO to be an appropriate measure of the operating performance of the Company because it provides investors an understanding of the ability of the Company to incur and service debt and to make capital expenditures. FFO is determined in accordance with a resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), and is defined as net income (loss), computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indication of the Company's performance, or to net cash flows from operating activities as determined by GAAP as a measure of liquidity, and is not necessarily indicative of cash available to fund cash needs. Further, FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

     Financing Activities. On April 29, 1998, Bay sold 1,244,147 shares of Common Stock for aggregate net proceeds of approximately $44.0 million, which it used to reduce its borrowings under its then-existing unsecured revolving credit facility. On June 23, 1998, the Company replaced three unsecured credit facilities aggregating $575 million with a new $600 million unsecured credit facility (the "Unsecured Credit Facility"). The terms of the new Unsecured Credit Facility are substantially the same as the previous unsecured credit facilities. See "Underwriting."

     Completed Acquisitions. Since March 31, 1998, Avalon, Bay or the Company have purchased five communities with a total of 1,362 apartment homes for a total purchase price of approximately $107.2 million. One community is located in Minneapolis, one community is located in St. Louis and three communities are located in the Seattle metropolitan area. The community acquired in St. Louis and one of the communities acquired in the Seattle metropolitan area were purchased pursuant to presale agreements with an unaffiliated developer. Since March 31, 1998, Avalon and Bay have announced the purchase of a total of four parcels of land on which the Company has either begun development (three communities with 607 homes, two of which are located in Connecticut and one of which is located in Massachusetts) or intends to begin development by the end of 1999 (one community with up to 288 homes located in California). The total budgeted construction cost for these four communities is $118.8 million.

     Current Acquisition. On January 15, 1998, Avalon announced that it was negotiating with The Prudential Insurance Company of America to purchase the residential component of the Prudential Center in Boston, Massachusetts. Since that time the parties have entered into a purchase and sale agreement for the property. This property contains 781 apartment homes and related underground parking. The Company expects to complete this acquisition on or about July 10, 1998 for a total purchase price of approximately $130.0 million. The Company expects the initial year unleveraged return on cost for this community to be 8.2% and the first year stabilized unleveraged return on cost (1999/2000) to be 9.1%. However, there can be no assurance that the Company will be able to achieve these anticipated returns.

     Industry Awards. On April 22, 1998, Avalon was named Development Firm of the Year and its Avalon Grove community was named the Best Mid- or High-Rise Apartment Community of the Year under the

National Association of Home Builders' ("NAHB") highly competitive "Pillars of the Industry" awards program. This is the second consecutive year that one of Avalon's communities has been named the Best Mid-or High-Rise Community of the Year. In addition, Avalon was named Property Management Company of the Year in 1996/1997 under the same awards program. The Pillars of the Industry awards program is conducted annually to recognize companies that demonstrate the highest standards in multifamily housing design and management, and who promote a positive image of the multifamily housing industry.

                               BUSINESS STRATEGY

     Our principal operating objectives are to increase operating cash flow growth, FFO and, as a result, long-term stockholder value. Our strategies to achieve these objectives include (i) generating consistent, sustained earnings growth at each community through increased revenue (balancing high occupancy with premium pricing) and increased operating margins (from aggressive expense management), (ii) investing selectively in new acquisition, development and redevelopment communities in certain targeted market areas with high barriers-to-entry and, when appropriate, selectively disposing of communities which no longer meet the Company's investment objectives, and (iii) maintaining a conservative capital structure to provide continued access to capital markets at the lowest possible cost. We believe these strategies are generally best implemented by acquiring, building, rebuilding and managing institutional-quality assets in supply-constrained markets while maintaining the financial discipline to ensure maximum balance sheet flexibility. We believe that these strategies will lead to higher occupancy levels, increased rental rates and predictable and growing cash flow, although no assurance can be given that such results will be achieved.

                                  THE OFFERING

SECURITIES OFFERED............   $100,000,000 aggregate principal amount of the
                                 2003 Notes and $150,000,000 aggregate principal amount of the 2006 Notes.

MATURITY......................   July 15, 2003 with respect to the 2003 Notes
                                 and July 15, 2006 with respect to the 2006
                                 Notes.

INTEREST PAYMENT DATES........   Semi-annually in arrears on January 15 and July
                                 15, commencing January 15, 1999.

RANKING.......................   The Notes will be senior unsecured obligations
                                 of the Company and will rank equally with the Company's other unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Company and to indebtedness and other liabilities of any of the Company's subsidiaries.

OPTIONAL REDEMPTION...........   The Notes are redeemable at any time at the
                                 option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined), if any, with respect to such Notes.
                                 See "Description of Notes -- Optional
                                 Redemption."

USE OF PROCEEDS...............   The net proceeds of approximately $247.6
                                 million from the sale of the Notes will be used to reduce borrowings under the Company's $600 million Unsecured Credit Facility. See "Use of
                                 Proceeds" and "Underwriting."

LIMITATIONS ON INCURRENCE OF
INDEBTEDNESS..................   The Notes contain various covenants including
                                 the following:

                                 - Neither the Company nor any Subsidiary (as
                                   defined) may incur any Indebtedness (as
                                   defined) if, after giving effect thereto, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis is greater than 60% of the sum of (i) the Total Assets (as defined) of the Company and its Subsidiaries as of the end of the most recent calendar quarter and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

                                 - Neither the Company nor any Subsidiary may
                                   incur any Indebtedness secured by any
                                   mortgage or other lien upon any of the
                                   property of the Company or any Subsidiary if, after giving effect thereto, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis which is secured by any mortgage or other lien on the property of the Company or any Subsidiary is greater than

                                   40% of the sum of (i) the Total Assets of the Company and its Subsidiaries as of the end of the most recent calendar quarter and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

                                 - The Company and its Subsidiaries may not at
                                   any time own Total Unencumbered Assets (as defined) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness (as defined) of the Company and its Subsidiaries on a consolidated basis.

                                 - Neither the Company nor any Subsidiary may
                                   incur any Indebtedness if, after giving
                                   effect thereto, the ratio of Consolidated
                                   Income Available for Debt Service (as
                                   defined) to the Annual Service Charge (as defined) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to certain assumptions.

                                 For a more complete description of the terms and definitions used in the foregoing limitations, see "Description of
                                 Notes -- Certain Covenants."

                                  RISK FACTORS

     An investment in the Notes involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" commencing on page S-8 of this Prospectus Supplement before making any investment in the Notes. Certain statements contained in this Prospectus Supplement or incorporated herein by reference are "forward-looking statements," which investors should not rely on because they are subject to a variety of risks that may cause material differences between actual and anticipated results, performance or achievements. See "Forward-Looking Statements" on page S-2.

                                  RISK FACTORS

     An investment in the Notes involves various risks. Prospective investors should consider the following risk factors:

FAILURE TO MANAGE RAPID GROWTH AND INTEGRATE OPERATIONS FOLLOWING THE MERGER

     The Company is currently in a period of rapid growth as a result of the Merger and through the acquisition and development of additional apartment communities. As of June 16, 1998, after completing the Merger, the Company owned 146 apartment communities with approximately 42,074 apartment homes (in each case, including those under development and redevelopment), an increase of 23,433 in the number of apartment homes in Bay's pre-Merger portfolio. The integration of the departments, systems, operating procedures and information technologies of Bay and Avalon, as well as future acquisitions and developments, will present a significant challenge to Management. The failure to successfully integrate those systems and procedures into one operating philosophy could have a material adverse effect on the results of operations and financial condition of the Company. There can be no assurance that the Merged Company will be able to integrate and manage these operations effectively or maintain or improve the historical financial performances of Bay and Avalon.

POSSIBILITY THAT THE EXPECTED BENEFITS OF THE MERGER WILL NOT BE REALIZED

     Based on anticipated savings in expenses and other factors, the Merger is expected to have an accretive effect on the Company's FFO per share on a pro forma basis for the second half of fiscal year 1998 and for future periods. However, no assurance can be given that the anticipated expense reductions will be realized or that unanticipated costs will not arise as a result of the Merger. For example, although we believe that we have reasonably estimated the likely costs of integrating the operations of Bay and Avalon, as well as the incremental costs of operating as a combined company, it is possible that unexpected future operating expenses (such as increased personnel costs, increased property taxes or increased travel expenses) could have a material adverse effect on the results of operations and financial condition of the Company. If the expected savings are not realized or unexpected costs are incurred, the Merger could have a significant dilutive effect on the Company's FFO per share. For a description of the manner in which FFO is calculated, see "Business Strategy -- Strong Earnings Growth Record."

INABILITY TO CONTINUE EXTERNAL GROWTH RATE

     The Company has a real estate asset base in excess of $3.1 billion as of March 31, 1998, which is significantly larger than the asset base managed by the respective management teams of Bay and Avalon in the past. This should make it possible for the Company to access capital for the acquisition, development and redevelopment of apartment communities on more favorable terms. However, we may be forced to limit our acquisition, development and redevelopment activities as we attempt to integrate the two companies' operations. Furthermore, as a result of the Company's revised minimum required target returns, particularly for new community acquisitions that do not require redevelopment, and current market conditions, we anticipate that acquisition activity will diminish significantly for the remainder of 1998. Accordingly, there can be no assurances that the external growth rate of the Company will equal or exceed the historical external growth rates of either Bay or Avalon.

DEVELOPMENT, REDEVELOPMENT AND ACQUISITION RISKS

     We intend to continue to develop and redevelop apartment home communities using integrated development, redevelopment and underwriting policies derived from the respective strengths of Bay and Avalon. In addition to the risk that we will be unable to successfully integrate the development and redevelopment as well as construction and reconstruction policies of Bay and Avalon, other risks associated with the Company's development and redevelopment activities may include: development and redevelopment opportunities explored by the Company may be abandoned; construction and reconstruction costs of a community may exceed original estimates due to increased materials, labor or other costs, which could make completion of the community uneconomical; occupancy rates and rents at a newly completed development or redevelopment community may fluctuate depending on a number of factors, including market and general economic conditions, and may not be sufficient to make the original estimated unleveraged returns on cost for the community; financing may not be available on favorable terms for the development or redevelopment of a community; and construction or reconstruction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction or reconstruction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. The occurrence of any of the events described above could have a material adverse effect on the Company's ability to achieve its projected yields on communities under development or redevelopment and could prevent the Company from making expected distributions to stockholders. See "--Real Estate Investment Risks."

     Construction costs have been increasing in the Company's target markets. The cost to develop new communities and redevelop acquired communities has, in some cases, exceeded Management's original estimates. We may experience similar cost increases in the future. There can be no assurance that we will be able to charge rents upon completing the development or redevelopment of communities that will be sufficient to offset the effects of any increases in construction or reconstruction costs.

     Acquisitions entail risks that investments will fail to generate expected returns and that estimates of the costs of improvements to bring an acquired community up to standards established for the market position intended for that community will prove inaccurate. Acquisitions also involve general investment risks associated with any new real estate investment. Although we will undertake an evaluation of the physical condition of each new community before it is acquired, certain defects or necessary repairs may not be detected until after the community is acquired, which could significantly increase our total acquisition costs.

NEW MARKETS

     The Company (including Avalon before the Merger) has expanded its ownership and operations of apartment communities into new markets in recent years. In 1996, Bay expanded beyond Northern California and subsequently acquired 19 communities located in Southern California (including Orange, Los Angeles and San Diego Counties), five communities located in the state of Washington and one community in Oregon. Similarly, before the Merger, Avalon had expanded its operations beyond its historical Mid-Atlantic and Northeast market areas into certain Midwest and Pacific Northwest markets. We intend to make other selective investments in these markets from time to time and may also make other selective investments in high barrier-to-entry markets outside of our current market areas if appropriate opportunities arise. We have significant management expertise in Northern California, the Mid-Atlantic and the Northeast. However, this expertise may not assist us in our expansion into new markets. Like the risks associated with the addition of a substantial number of new communities, our entry into new market areas will require, among other things, that we successfully apply our experience to these new market areas. While we intend to maintain a management team in each expansion market, we may be exposed to risks associated with, among other things, (i) a lack of market knowledge and understanding of the local economy, (ii) an inability to obtain land for development and to identify property acquisition opportunities, (iii) an inability to obtain construction tradespeople, (iv) sudden adverse shifts in supply and demand factors and (v) an unfamiliarity with local governmental and permitting procedures.

DEPENDENCE ON PRIMARY MARKETS

     Bay's historical experience is in Northern California (primarily in the San Francisco Bay Area), where 41 of the Company's 146 communities are located. Avalon's historical experience is in the Mid-Atlantic and Northeast markets, where 66 of the Company's 146 communities are located. Consequently, economic conditions in these markets will significantly influence the future performance of the Company. As a result of the Merger, the Company has a more geographically diverse portfolio, which should provide additional stability in the event of adverse economic conditions in any one region or market. However, a decline in the economy in one or more of these markets, or in the United States generally, may materially and adversely affect our operating results and our ability to make expected distributions to stockholders.

REAL ESTATE FINANCING RISKS

     No Limitation on Debt. The ratio of debt to total market capitalization of the Company immediately following the Merger on June 4, 1998 was 32%. Certain debt covenants in credit facilities and senior unsecured debt offerings of the Company limit the amount of debt that can be incurred, but the charter and bylaws of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Without restrictions in the Company's charter or bylaws, the Company could increase the amount of outstanding indebtedness at any time.

     Existing Debt Maturities, Balloon Payments and Refinancing Risks. We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. We anticipate that only a small portion of the principal of the Company's indebtedness will be repaid prior to maturity. Although the Company may be able to use its cash flow to make future principal payments, there can be no assurances that sufficient cash flow will be available to make all required principal payments. Therefore, it may be necessary to refinance at least a portion of its outstanding debt as it matures. Accordingly, there is a risk that existing indebtedness will not be able to be refinanced or that the terms of any refinancing will not be as favorable as the terms of the existing indebtedness.

     Risk of Rising Interest Rates. We expect to incur variable rate indebtedness under credit facilities or in connection with the acquisition, construction and reconstruction of multifamily apartment communities in the future, as well as for other purposes. Accordingly, increases in interest rates will increase our interest costs (to the extent that the related indebtedness is not protected by interest rate protection arrangements).

     Bond Compliance Requirements. Certain of the Company's apartment communities are financed with obligations issued by various local government agencies or instrumentalities, the interest on which is exempt from federal income taxation. These obligations are commonly referred to as "tax-exempt bonds." Compared to unsecured debt, tax-exempt bonds are less cost competitive than in prior years and, moreover, generally must be secured by communities. Because of the Company's greater access to unsecured debt compared to prior years and the required encumbrances for tax-exempt bonds, we expect that our use of tax-exempt bonds to finance communities will decline. Under the terms of tax-exempt bonds, we will have to comply with various restrictions on the use of the communities financed by such bonds, including a requirement that a percentage of apartments be made available to low and middle income households. The bond compliance requirements for the Company's current tax-exempt bonds, and the requirements of any future tax-exempt bond financing of the Company, may have the effect of limiting the Company's income from communities subject to such financing. In addition, certain of the tax-exempt bond financing documents require that a financial institution (the "credit enhancer") guarantee payment of principal of, and interest on, the bonds, which may take the form of a letter of credit, surety bond, guarantee agreement or other additional collateral. If the credit enhancer defaults in its credit enhancement obligations, or we are unable to renew the applicable credit enhancement or otherwise post satisfactory collateral, a default will occur under the applicable tax-exempt bonds and the community could be foreclosed upon.

REAL ESTATE INVESTMENT RISKS

     General Risks. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the communities do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to pay distributions to its stockholders will be adversely affected.

     An apartment community's revenues and value may be adversely affected by a number of factors, including the national economic climate; the local economic climate (which may be adversely impacted by plant closings, industry slowdowns and other factors); local real estate conditions (such as an oversupply of or a reduced demand for apartment homes); the perceptions by prospective residents of the safety, convenience and attractiveness of the community; the ability of the owner to provide adequate management, maintenance

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

and insurance; and increased operating costs (including real estate taxes and utilities). Certain significant expenditures associated with each equity investment (such as mortgage payments, if any, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If a community is mortgaged to secure payment of indebtedness, and if we are unable to meet the mortgage payments, a loss could be sustained as a result of foreclosure on the community or the exercise of other remedies by the mortgagee. In addition, real estate values and income from communities are also affected by such factors as the cost of compliance with government regulations, including zoning and tax laws, interest rate levels and the availability of financing.

     Operating Risks. Each of the Company's communities is subject to all of the operating risks common to apartment communities in general, any and all of which might adversely affect apartment home occupancy or rental rates. Increases in unemployment and a decline in household formation might adversely affect occupancy or rental rates. Increases in operating costs due to inflation and other factors may not be offset by increased rents. Residents may be unable or unwilling to pay rent increases. Rent control or rent stabilization laws or other laws regulating housing are applicable in certain of the cities in the markets where the Company owns communities and may be enacted in the future in other locations where the Company's communities are located or may be acquired; compliance with these laws may prevent us from raising rents to offset increases in operating costs. Similarly, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. If any of the above occurs, the Company's ability to achieve its desired yields on its communities and to make expected distributions to stockholders could be adversely affected.

     Market Illiquidity. Equity real estate investments are relatively illiquid. This illiquidity will tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, our ability to sell communities held for fewer than four years will be limited by the Code, which may affect our ability to sell communities without adversely affecting returns to stockholders.

     Competition. There are numerous housing alternatives that compete with the Company's apartment communities in attracting residents. The communities compete directly with other rental apartments and single-family homes that are available for rent in the markets in which the communities are located. The communities also compete for residents with the new and existing single-family home markets. The number of competitive residential communities in a particular area could have a material adverse effect on our ability to lease apartment homes and on the rents charged. In addition, competitors for acquisitions and development communities may have greater resources than the Company, thereby putting us at a competitive disadvantage.

NATURAL DISASTERS

     Many of the Company's West Coast communities are located in the general vicinity of active earthquake faults. In June 1997, the Company obtained a seismic risk analysis from an engineering firm which estimated the probable maximum loss ("PML") for each of the 41 communities that Bay owned at that time and Toscana, a community under development, individually and for all of those communities and Toscana combined. To establish a PML, the engineers first define a severe earthquake event for the applicable geographic area, which is an earthquake that has only a 10% likelihood of occurring over a 50-year period. The PML is determined as the structural and architectural damage and business interruption loss that has a 10% probability of being exceeded in the event of such an earthquake. Because 22 of the Company's communities are located in the San Francisco Bay Area, the engineers' analysis defined an earthquake on the San Andreas Fault with a Richter Scale magnitude of 8.0 as a severe earthquake with a 10% probability of occurring within a 50-year period. The engineers then established an aggregate PML at that time of $63.8 million for the 41 communities that Bay owned at that time and Toscana. The $63.8 million PML for those communities was a PML level that the engineers expected to be exceeded only 10% of the time in the event of such a severe earthquake. The actual aggregate PML could be higher or lower as a result of variations in soil classifications and structural vulnerabilities. For each community, the engineers' analysis calculated an individual PML as a percentage of the community's replacement cost and projected revenues. Two of the Company's communities had individual PMLs of 30%, while seven communities had PMLs of 25%, and the remaining 32 communities

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

owned at that time and Toscana each had PMLs of 20% or less. The Company has obtained an individual PML assessment for each of the 20 communities acquired on the West Coast since June 1997. One community had an individual PML of 50%, one had an individual PML of 30%, one had an individual PML of 25%, three had individual PMLs of 24%, one had an individual PML of 21%, and the remaining 13 communities had individual PMLs of 20% or less. While the Company has not yet obtained an engineers' analysis establishing an aggregate PML for all of its communities located on the West Coast on a combined basis, we currently intend to do so in the future on an annual basis in order to assist in evaluating appropriate levels of insurance coverage. The Company does not currently intend to obtain engineers' analyses, or earthquake insurance, for the communities owned by Avalon at the time of the Merger, or for communities acquired or developed in the future that are not in the vicinity of known active earthquake faults. No assurance can be given that an earthquake would not cause damage or losses greater than the PML assessments indicate, that future PML levels will not be higher than the current PML levels for the Company's communities located on the West Coast, or that future acquisitions or developments will not have PML assessments indicating the possibility of greater damage or losses than currently indicated.

     In July 1997, Bay renewed its earthquake insurance, both for physical damage and lost revenue, with respect to the 41 communities it owned at that time and Toscana. In addition, the 20 communities acquired by the Company subsequent to June 1997 are included under the Company's earthquake insurance policy. For any single occurrence, the Company self-insures the first $25 million of loss, and has in place $35 million of coverage above this amount. In addition, the Company's general liability and property casualty insurance provides coverage for personal liability and fire damage. In the event that an uninsured disaster or a loss in excess of insured limits were to occur, the Company could lose its capital invested in the affected community, as well as anticipated future revenue from that community, and would continue to be obligated to repay any mortgage indebtedness or other obligations related to the community. Any such loss could materially and adversely affect the business of the Company and its financial condition and results of operations.

INCLEMENT WEATHER

     The Company's communities in the Northeast and Midwest expose the Company to risks associated with inclement winter weather, including increased costs for the removal of snow and ice, as well as delays in the construction, reconstruction, development or redevelopment of apartment communities. In addition, such inclement weather could increase the need for maintenance and repairs on the communities. Similarly, unusually high rainfall or other inclement weather along the West Coast could result in increased costs due to delays in the construction, reconstruction, development or redevelopment of apartment communities.

POTENTIAL ENVIRONMENTAL LIABILITIES

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required (often regardless of knowledge or responsibility) to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at its properties, and may be held liable to a governmental entity or to third parties for property damage and for investigation and remediation costs incurred by them in connection with the contamination, which costs may be substantial. The presence of such substances (or the failure to properly remediate the contamination) may have a material adverse effect on the owner's ability to borrow against, sell or rent the affected property. In addition, certain environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with the contamination.

     Certain federal, state and local laws and regulations govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition or in the event of reconstruction, remodeling, renovation or demolition of a building. Those laws may impose liability for release of ACMs and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with its ownership and operation of the communities, the Company may potentially be liable for such costs.

     We are not aware that any ACMs were used in connection with the construction of the communities developed by the Company. However, ACMs were used in connection with the construction of several of the communities acquired by the Company (including communities acquired by Avalon before the Merger). We do not anticipate that the Company will incur any material liabilities in connection with the presence of ACMs at its communities. The Company currently has in place or intends to implement an operations and maintenance program for each of the communities at which ACMs have been detected.

     All of the Company's Current Communities, and all of the communities currently under development or redevelopment, have been subjected to a Phase I or similar environmental assessment (which generally does not involve invasive techniques such as soil or ground water sampling). These assessments have not revealed any environmental conditions that we believe will have a material adverse effect on the Company's business, assets, financial condition or results of operations, and the Company is not aware of any other environmental conditions which the Company believes would have such a material adverse effect. However, the Company is aware that groundwater beneath one community under development, Toscana, has been affected by the migration of contamination from an upgradient landowner in the vicinity of the community. The upgradient landowner is undertaking remedial response actions and it is expected that the upgradient landowner will take all necessary response actions. The upgradient landowner has also provided an indemnity that runs to current and future owners of the Toscana property and upon which the Company may be able to rely should the Company incur environmental liability arising from the groundwater contamination at issue. We are also aware that certain communities have lead paint and we are undertaking or intend to undertake appropriate remediation or management activity. Furthermore, prior to their respective initial public offerings, Bay and Avalon had each been occasionally involved in developing, managing, leasing and operating various properties for third parties and may be considered an operator of such properties and, therefore, potentially liable for removal or remediation costs or other potential costs which could relate to hazardous or toxic substances. The Company is not aware of any material environmental liabilities with respect to properties it has managed or developed for such third parties.

     No assurance can be given that the environmental assessments identified all potential environmental liabilities, that no prior owner created any material environmental condition not known to the Company or the consultants preparing the assessments, that no environmental liabilities may have developed since such environmental assessments were prepared, that the condition of land or operations in the vicinity of the Company's communities (such as the presence of underground storage tanks) will not affect the environmental condition of such communities, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

FEDERAL INCOME TAX RISKS -- FAILURE TO QUALIFY AS A REIT

     The Company intends to operate in a manner that will allow it to continue to qualify as a REIT. Although we believe that the Company has been organized and operated in such a manner, no assurance can be given that the Company qualifies as a REIT or that the Company will remain qualified as a REIT in the future. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within our control. If either Bay or Avalon failed to qualify as a REIT prior to the Merger, this failure could also disqualify the Merged Company as a REIT and/or subject it to significant tax liabilities.

     If the Company fails to qualify as a REIT, the Company will be subject to federal income tax at regular corporate rates. In this event, the Company could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to stockholders would be reduced and possibly eliminated. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost.

                                  THE COMPANY

GENERAL

     The Company is a REIT that is focused exclusively on the ownership of institutional-quality apartment communities in high barrier-to-entry markets of the United States. These markets include Northern and Southern California and selected states in the Mid-Atlantic, Northeast, Midwest and Pacific Northwest regions of the country. The Company is the surviving entity from the Merger of Avalon with and into Bay on June 4, 1998, at which time the Company changed its name to Avalon Bay Communities, Inc. The Merger brings together a senior management team with over 150 years of real estate experience. Collectively, we have demonstrated proficiency in the acquisition, development, redevelopment, construction, reconstruction, financing, leasing, marketing and management of institutional-quality apartment communities.

     The Merger combined two companies of similar size with similar business strategies and operating philosophies. Bay traditionally focused on the acquisition, development, redevelopment and management of institutional-quality communities in high barrier-to-entry markets in Northern and Southern California and the Pacific Northwest. Avalon traditionally focused on the development, acquisition and management of institutional-quality communities in high barrier-to-entry markets in the Northeast and Mid-Atlantic regions of the United States. In December 1997, Avalon entered certain high barrier-to-entry markets in the Midwest when it acquired selected properties and operations of Trammell Crow Residential Midwest ("TCR/MW"). Concurrent with the announcement of the Merger, Avalon announced that it had entered into a definitive agreement to acquire eight communities, which are expected to contain an aggregate of approximately 2,411 apartment homes, in the Seattle and Portland markets on a presale basis from Trammell Crow Residential - Pacific Northwest for a total investment of up to $279 million. The presale acquisitions are expected to be completed during the next two to three years.

     Avalon and Bay have each focused on providing well maintained communities with numerous amenities which are designed to enhance the market appeal of their communities. Additionally, each has emphasized the delivery of superior service to the residents of their apartment communities. Avalon and Bay also utilized similar financing strategies, including the maintenance of conservative ratios of debt to total market capitalization and debt and preferred stock to total market capitalization. As a result of the Merger, we anticipate that the successful implementation of the best practices of both Avalon and Bay will improve our ability to profitably acquire, develop and redevelop institutional-quality apartment communities as well as our ability to deliver superior service to our residents. We believe that the Company will benefit from the application of the respective strengths previously possessed by Bay and Avalon, such as Bay's redevelopment expertise and Avalon's advanced information systems, throughout the Company. To assist in the identification and implementation of these and other such best practices, prior to the Merger, Avalon and Bay engaged the services of outside merger integration consultants. These best practices have been identified and are currently being implemented, which should result in greater efficiencies.

     We believe that ownership of institutional-quality apartment communities in markets where new supply of apartment homes is limited helps assure more predictable cash flows. Barriers to competitors entering these markets, which provide constraints on supply, include a difficult and lengthy entitlement process with local jurisdictions and dense, infill locations where zoned and entitled land is not available. In addition, high single family home prices in most of our markets serve to create a "barrier-to-exit" for residents of our communities which are located in such markets. Combined with an emphasis on superior service to residents, this should result in longer average lease periods (as measured by annual turnover) and reduced operating costs. Further, we believe that maintaining a conservative financial strategy allows greater flexibility in responding to changing financial market conditions, and enhances the Company's access to cost effective capital.

     The Company currently owns 146 communities containing 42,074 apartment homes, of which 105 are stabilized Current Communities, 17 are Development Communities and 24 are Redevelopment Communities. We also have 20 Development Rights which are controlled primarily through options on land. The Development Rights include three land parcels owned by the Company or partnerships in which the Company has a controlling interest. We expect to start construction of new apartment communities on these three land parcels by the end of 1999. The Company obtains ownership in apartment communities by developing vacant land into a new community or by acquiring and either repositioning or redeveloping an existing community. In

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

selecting sites for development, redevelopment or acquisition, we place emphasis on locations with close proximity to expanding employment centers and convenience to recreation areas, entertainment, shopping and dining. As a result, we consider the Current Communities, the Development Communities, the Redevelopment Communities and the land underlying the Development Rights to be well located.

BUSINESS STRATEGY

     Our principal operating objectives are to increase operating cash flow growth, FFO and, as a result, long-term stockholder value. Our strategies to achieve these objectives include (i) generating consistent, sustained earnings growth at each community through increased revenue (balancing high occupancy with premium pricing) and increased operating margins (from aggressive expense management), (ii) investing selectively in new acquisition, development and redevelopment communities in certain targeted market areas with high barriers-to-entry and, when appropriate, selectively disposing of communities which no longer meet the Company's investment objectives, and (iii) maintaining a conservative capital structure to provide continued access to capital markets at the lowest possible cost. We believe that these strategies are generally best implemented by acquiring, building, rebuilding and managing institutional-quality assets in supply-constrained markets while maintaining the financial discipline to ensure maximum balance sheet flexibility. We believe that these strategies will lead to higher occupancy levels, increased rental rates and predictable and growing cash flow, although no assurance can be given that such results will be achieved.

     Acquisition Strategy. Historically, the acquisition strategies of Bay and Avalon have been focused on individual, opportunistic investments. During 1997, however, Bay and Avalon each completed significant portfolio acquisitions, Bay in Southern California and Avalon in the Midwest. Additionally, during 1997 Avalon agreed to purchase communities to be developed on a presale basis from unaffiliated developers. These portfolio acquisitions achieved both rapid penetration of supply-constrained markets new to Avalon and Bay and the addition of skilled management teams (in the case of Avalon's acquisition of the Midwest portfolio) that could take advantage of the acquired portfolio as a platform for future growth. We believe that through our acquisition strategy we have now targeted and penetrated many of the high barrier-to-entry markets of the United States.

     Bay and Avalon each historically maintained a core competency in new development that allowed each company to be selective in evaluating acquisition candidates. The Company continues this capability and will seek to take advantage of its industry-leading development, redevelopment, construction and reconstruction capabilities.

     As a result of the Company's revised minimum required target returns for new community acquisitions and current market conditions, we anticipate that acquisition activity will diminish significantly for the remainder of 1998. Consequently, we will refocus our efforts toward development and redevelopment of apartment communities where we believe attractive initial and long-term return targets are more likely to be achieved. In addition, we expect to expand the redevelopment and reconstruction expertise that the Company has implemented on the West Coast to selected high barrier-to-entry markets of the Midwest, Mid-Atlantic and Northeast. We will also focus on dispositions of assets that do not meet our current operating, market or growth requirements. We anticipate reinvesting capital raised through dispositions in higher yielding new Development Communities and Redevelopment Communities with superior long-term growth potential greater than those that we plan to sell. There can be no assurance that the Company will be successful in disposing of any communities, or in investing the proceeds in new communities without adverse tax consequences.

     Financing Strategy. Bay and Avalon have each consistently maintained, and the Company intends to continue to maintain, a conservative capital structure, largely comprised of common equity. Immediately following the Merger on June 4, 1998, the Company's debt-to-total market capitalization was 32%, and long-term floating rate debt was only 1.6% of total market capitalization. We currently intend to limit long-term floating rate debt to less than 10% of total market capitalization, although that policy may change from time to time.

     Development Strategy. The Company's development strategy is to carefully select land for development and to follow established procedures that are designed to minimize both the cost and the risks of development.

As one of the largest developers of multifamily apartment communities in high barrier-to-entry markets of the United States, the Company is able to capitalize on its local market presence and access to local market information through regional and super-regional offices. In addition to its principal executive offices in Alexandria, Virginia, the Company maintains super-regional offices in San Jose, California and Wilton, Connecticut and regional acquisition, development, redevelopment, construction, reconstruction or administrative offices in Boston, Massachusetts; Chicago, Illinois; Minneapolis, Minnesota; Newport Beach, California; New York, New York; Princeton, New Jersey; Richmond, Virginia; and Seattle, Washington. After selecting a target site, the Company negotiates for the right to acquire the site either through an option or a long-term conditional contract, generally subject to obtaining zoning and permitting approvals and appropriate environmental review. The Company generally begins design work before purchasing the land, with the expenditure of design funds carefully monitored based on the likelihood of obtaining approvals and financing. After the land is acquired, the focus shifts to construction. The Company believes it achieves higher quality, more control over schedules and significant cost savings by acting as its own general contractor. Construction progress is monitored by the development team and the property management team to ensure high quality workmanship and a smooth and timely transition into the leasing and operational phase.

     Redevelopment Strategy. The Company's redevelopment strategy is to selectively seek existing under-managed apartment communities in fully-developed neighborhoods and create value by substantially re-building them at significantly below replacement cost to a quality which the Company believes to be the highest quality apartment community or best rental value for an institutional-quality apartment community in its local area. The Company has established procedures that are designed to minimize both the cost and risks of redevelopment. After the apartment community is acquired, the focus shifts to reconstruction. Again, the Company believes it achieves significant cost savings by acting as its own general contractor. Reconstruction progress is monitored by the redevelopment team, which includes key redevelopment, construction and property management personnel. This ensures high quality design and workmanship and a smooth and timely transition into the lease-up and re-stabilization phase.

     Property Management Strategy. The Company intends to increase earnings through innovative, proactive property management that will result in higher revenue from its communities. Intense focus on resident satisfaction, increasing rents as market conditions permit and managing community occupancy for optimal rental revenue levels comprise the principal strategies for maximizing revenue. Lease terms are generally staggered based on vacancy exposure by apartment type so that lease expirations are better matched to each community's traffic patterns. On-site property management teams receive bonuses based largely upon the net operating income produced at their respective communities.

     Controlling operating expenses is another way in which the Company intends to increase earnings growth. An increase in growth in the Company's portfolio and the resulting increase in revenue allows the Company to spread fixed operating costs over a larger volume of revenue, thereby increasing operating margins. The Company also aggressively pursues real estate tax appeals and scrutinizes other operating costs. Invoices are recorded on-site to ensure the careful monitoring of budgeted versus actual expenses, supplies are purchased in bulk where possible, third-party contracts are bid on a volume basis, turnover work is performed in-house or by third parties generally depending upon the least costly alternative, and preventive maintenance is undertaken regularly to maximize resident satisfaction and property and equipment life. In addition, Management strives to retain residents through high levels of service in order to eliminate the cost of preparing an apartment home for a new resident and to reduce marketing and utilities costs.

     The Company will also consider managing properties for third parties, if such management will provide information about its new markets and provide an acquisition opportunity, thereby enhancing the Company's opportunities for growth.

     Strong Earnings Growth Record. Historically, both Avalon and Bay have consistently achieved both strong internal growth and increases in FFO per share. Since its initial public offering in March 1994, Bay has increased its quarterly FFO per share on a diluted basis from $0.41 per share to $0.68 per share, representing an annualized growth rate of approximately 14.4%. Similarly, since its initial public offering in November 1993, Avalon has increased its quarterly FFO per share on a diluted basis from $0.39 per share to $0.54 per

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

share, representing an annualized growth rate of approximately 8.5%. The growth rates have accelerated recently for both Avalon and Bay. For the first quarter of 1998 compared to 1997, FFO per share on a diluted basis increased 17.4% for Avalon and 17.2% for Bay. Management generally considers FFO to be an appropriate measure of the operating performance of the Company because it provides investors an understanding of the ability of the Company to incur and service debt and to make capital expenditures. The Company believes that in order to facilitate a clear understanding of the operating results of the Company, FFO should be examined in conjunction with net income as presented in the Company's consolidated financial statements incorporated by reference in the accompanying Prospectus. FFO is determined in accordance with a resolution adopted by NAREIT, and is defined as net income (loss), computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indication of the Company's performance, or to net cash flows from operating activities as determined by GAAP as a measure of liquidity, and is not necessarily indicative of cash available to fund cash needs. Further, FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

                              RECENT DEVELOPMENTS

OPERATING RESULTS

     On April 14, 1998, Avalon reported FFO of $0.54 per share on a diluted basis for the first quarter of 1998, as compared to FFO of $0.46 per share on a diluted basis for the first quarter of 1997, an increase of 17.4%. Avalon's earnings before interest, income taxes, depreciation and amortization ("EBITDA") on a "same store" basis increased by approximately 6.0% in the first quarter of 1998 over the first quarter of 1997.

     On April 22, 1998, Bay reported FFO of $0.68 per share on a diluted basis for the first quarter of 1998, as compared to FFO of $0.58 per share on a diluted basis in the first quarter of 1997, an increase of 17.2%. Bay's EBITDA on a "same store" basis increased by approximately 11.4% in the first quarter of 1998 over the first quarter of 1997.

MERGER

     On June 4, 1998, pursuant to the Merger Agreement, Avalon merged with and into Bay, with Bay as the surviving corporation. In connection with the Merger, Bay changed its name to Avalon Bay Communities, Inc.

     Pursuant to the Merger Agreement, (i) holders of Avalon common stock, par value $.01 per share ("Avalon Common Stock"), are entitled to receive, for each such share held by them on June 4, 1998 at 10:00 p.m. (the "Effective Time"),
0.7683 of a share of the Company's Common Stock and an equal number of associated rights ("Rights") to purchase, under certain circumstances, one one-thousandth of a share of the Company's Series E Junior Participating Cumulative Preferred Stock, par value $.01 per share, (ii) holders of Avalon 9.00% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, are entitled to receive, for each such share held by them at the Effective Time, one share of the Company's 9.00% Series F Cumulative Redeemable Preferred Stock, par value $.01 per share ("Series F Preferred Stock"), and (iii) holders of Avalon 8.96% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share, are entitled to receive, for each such share held by them at the Effective Time, one share of the Company's 8.96% Series G Cumulative Redeemable Preferred Stock, par value $.01 per share ("Series G Preferred Stock").

     The aggregate liquidation value of the Series F Preferred Stock and Series G Preferred Stock issued in the Merger is approximately $218.9 million. In connection with the Merger, the Company also assumed outstanding liabilities of Avalon of approximately $646.0 million.

FINANCING ACTIVITIES

     Sale of Common Stock. On April 29, 1998, Bay sold 1,244,147 shares of Bay Common Stock for aggregate net proceeds of approximately $44.0 million. Bay used the net proceeds from the offering to reduce its borrowings under its then-existing unsecured revolving credit facility.

     New Credit Facility. On June 23, 1998, the Company refinanced its three unsecured credit facilities aggregating $575.0 million with the new $600.0 million Unsecured Credit Facility. The terms of the Unsecured Credit Facility are substantially the same as the previous unsecured credit facilities of Bay and Avalon.

COMPLETED ACQUISITIONS

     Acquisitions of Existing Communities. On May 6, 1998, Bay purchased a 356 apartment home community, Avalon Ridge, which is located in Renton, Washington for approximately $21.3 million, and on June 11, 1998 the Company purchased Sunpointe, a 64 apartment home community adjacent to Avalon Ridge, for approximately $3.8 million. The Company plans a major redevelopment program at these communities, which will include, but not be limited to, the replacement of all exterior siding, installation of door and window flashing, redesign of exterior landings and staircases, roof repair and carport reconstruction. In addition, the Company plans to renovate interior units upon turnover, replacing floor and wall coverings, some appliances and some electrical fixtures. The Company also plans to renovate the leasing office and fitness center and upgrade the landscape.

     On May 6, 1998, Avalon, through a limited partnership in which Avalon had a 99% general partner interest, acquired a fee simple interest in a 480 apartment home community, Pinnacle at Oxford Hill, located in St. Louis, Missouri for approximately $29.8 million, consisting of approximately $29.4 million in cash and operating partnership units of the limited partnership valued at $400,000. The community is part of the previously announced TCR/MW acquisition. The seller recently completed a renovation program on the property, originally constructed between 1970 and 1972, costing approximately $5.0 million. The capital budget included replacing the asphalt pitched roofs and adding vinyl siding, 75 detached garages, a new clubhouse, an indoor and outdoor pool, lighted tennis courts, barbecue and picnic areas and an exercise room.

     On May 29, 1998, Avalon, through a limited partnership in which Avalon had a 99% general partner interest, acquired a fee simple interest in a 198 apartment home community, Gates of Edinburgh, located in Minneapolis, Minnesota for approximately $18.0 million, consisting of approximately $15.2 million in cash and operating partnership units of the limited partnership valued at $2.8 million. The property, completed in 1991, is adjacent to an 18-hole public golf course, which is ranked in the Top 100 Public Golf Courses by Golf Digest.

     On June 16, 1998, the Company, through a limited partnership in which the Company had a 62% general partner interest, acquired a fee simple interest in a 264 apartment home community, Verandas at Bear Creek, located in Redmond, Washington for approximately $34.3 million, consisting of approximately $30.4 million in cash and operating partnership units of the limited partnership valued at $3.9 million. The community was completed in 1998.

     Land Acquisition for New Development. On April 7, 1998 Avalon announced that it had completed the acquisition of a 17 acre site for the Avalon Valley Development Community, a 268 apartment home community in Danbury, Connecticut. Avalon Valley is budgeted to cost approximately $26.1 million. We began construction of Avalon Valley during the first quarter of 1998 and we expect to achieve stabilized operations by the first quarter of 2000. Avalon also announced the purchase of a 32 acre site for Avalon Lake, planned as a sister community to Avalon Valley in Danbury. Avalon Lake will offer 135 apartment homes and is budgeted to cost approximately $17.0 million. We began construction during the second quarter of 1998 and expect stabilized operations to be achieved by the first quarter of 2000. Both are located within three-quarters of a mile of Interstate 84, the region's major East-West highway. The Danbury submarket does not currently contain any institutional-quality residential apartment communities, and lacks additional zoned land for multifamily development. In the last fifteen years, no rental communities have been built in Danbury.

     On April 21, 1998, Avalon announced that it had purchased a 22 acre site in Wilmington, Massachusetts for the development of 204 luxury apartment homes to be known as Avalon Oaks. Avalon Oaks will be the first apartment community built in the I-93 corridor in over a decade. The property is located approximately 15 miles northwest of Boston. Avalon Oaks is budgeted to cost approximately $21.9 million. We began construction in the second quarter of 1998 and expect stabilized operations to be achieved by the first quarter of 2000.

     On April 22, 1998, Bay announced that it had purchased a five acre site on the Alameda in downtown San Jose, California on which it plans to build, subject to certain governmental approvals, an apartment community with up to 288 apartment homes and approximately 8,500 square feet of retail space. This development is budgeted to cost approximately $53.8 million. The property is within walking distance to downtown San Jose office buildings, restaurants, museums and the San Jose Arena, home to the San Jose Sharks of the National Hockey League. Additionally, the property is located two blocks from the Diridon Station, the major transportation hub for San Jose serving CalTrain, Amtrak, Greyhound, Santa Clara Valley Transit Agency ("SCVTA") bus and a planned extension of the SCVTA light rail.

CURRENT ACQUISITION

     On January 15, 1998, Avalon announced that it was negotiating with The Prudential Insurance Company of America to purchase the residential component of the Prudential Center in Boston, Massachusetts. Since that time, the parties have entered into a purchase and sale agreement for the property. This property contains 781 apartment homes and related underground parking. The Company expects to complete the acquisition on or about July 10, 1998 for a total purchase price of approximately $130.0 million. The Company expects the initial year unleveraged return on cost for this community to be 8.2% and the first year stabilized unleveraged return on cost (1999/2000) to be 9.1%. However, there can be no assurances that the Company will be able to achieve these anticipated returns.

INDUSTRY AWARDS

     On April 22, 1998, Avalon was named Development Firm of the Year and its Avalon Grove community was named the Best Mid- or High-Rise Apartment Community of the Year under the NAHB's highly competitive "Pillars of the Industry" awards program. This is the second consecutive year that one of Avalon's communities has been named the Best Mid- or High-Rise Community of the Year. In addition, Avalon was named Property Management Company of the Year in 1996/1997 under the same awards program. The Pillars of the Industry awards program is conducted annually to recognize companies that demonstrate the highest standards in multifamily housing design and management, and who promote a positive image of the multifamily housing industry. A panel of 11 industry professionals who judged the award selected this year's winners from more than 200 entries submitted nationally. In making their selection of Avalon as the Development Firm of the Year, the judges considered Avalon's consistent level of delivery and high quality execution of its development activity. The panel further noted that Avalon has achieved an extremely high volume of quality development opportunities in areas of the country with particularly difficult permitting and approval processes. Additionally, Avalon was congratulated for the active involvement by a variety of Avalon associates in many professional, governmental and local organizations. In their selection of Avalon Grove, located in Stamford, Connecticut, the judges cited the long and difficult approval process, the outstanding architecture, and the very attractive yield.

                                THE COMMUNITIES

THE CURRENT COMMUNITIES

     The Current Communities are primarily upscale, garden-style apartment communities consisting of two-and three-story buildings in landscaped settings. The Current Communities also include eight high-rise apartment communities, two four-story mid-rise apartment communities and one six-story mid-rise community. All of the Current Communities are institutional-quality assets. The Current Communities offer many attractive amenities designed to enhance their market appeal to discriminating residents who are willing to pay premium rental rates to live in these communities. Such amenities include vaulted ceilings, lofts, fireplaces, patios/decks and modern appliances. Other features include swimming pools, fitness centers, tennis courts and business centers. As of the date of this Prospectus Supplement, there were 105 Current Communities.

     The Company owns most of its Current Communities, Development Communities and Redevelopment Communities through a simple corporate structure whereby the Company holds a fee simple ownership interest in 89 Current Communities, 23 Redevelopment Communities, and 15 Development Communities. The Company owns its other communities through a variety of organizational structures, including general partnership interests (six communities, including four non-majority interests); controlling general partner interests in DownREIT limited partnerships(12 communities); and a 100% interest in a senior participating mortgage note secured by one operating community which is accounted for as an investment in real estate.

     The existing DownREITs have been structured so that substantially all of the economic interest of these partnerships, other than the stated distributions to the limited partners on their operating partnership units ("OP Units"), accrue to the benefit of the Company. The Company believes that it is unlikely that the limited partners in these partnerships will receive any financial return on their limited partnership interest other than the stated distributions on their OP Units or the possible future conversion of their OP Units into shares of Common Stock.

     All of the Current Communities are managed and operated by the Company. As of March 31, 1998 (the latest practicable date for which this information is available), the Current Communities had an economic occupancy rate of 96.8%. The average age of the Current Communities, weighted according to the applicable number of apartment homes and adjusted to reflect the year of completion for substantial reconstruction, is approximately eight years.

     The following is a summary by major market of the Company's Current Communities, Development Communities and Redevelopment Communities as of the date of this Prospectus Supplement:

                           APARTMENT HOMES BY MARKET

                                 CURRENT          DEVELOPMENT       REDEVELOPMENT         TOTAL
                              COMMUNITIES(1)    COMMUNITIES(2)     COMMUNITIES(3)      COMMUNITIES
                              --------------    ---------------    ---------------    --------------
                               # OF    % OF      # OF     % OF      # OF     % OF      # OF    % OF
MARKET                        HOMES    TOTAL    HOMES    TOTAL     HOMES    TOTAL     HOMES    TOTAL
------                        ------   -----    ------   ------    ------   ------    ------   -----
 1. Northern Virginia.......   3,275   11.0%      694     14.6%       --      --       3,969    9.4%
 2. Santa Clara County,
  CA........................   3,144   10.5%       --      --        546      7.3%     3,690    8.8%
 3. Los Angeles, CA.........      --    --         --      --      2,823     38.0%     2,823    6.7%
 4. Alameda County, CA......   2,523    8.4%       --      --         --      --       2,523    6.0%
 5. Fairfield County, CT....   1,846    6.2%      403      8.5%       --      --       2,249    5.4%
 6. San Mateo County, CA....     508    1.7%    1,482     31.3%      195      2.6%     2,185    5.2%
 7. Southern Maryland.......   2,083    7.0%       96      2.0%       --      --       2,179    5.2%
 8. Orange County, CA.......     870    2.9%       --      --      1,152     15.5%     2,022    4.8%
 9. Philadelphia, PA........   1,504    5.0%      351      7.4%       --      --       1,855    4.4%
10. Boston, MA..............   1,397    4.7%      375      7.9%       --      --       1,772    4.2%
11. Central Valley, CA......   1,200    4.0%       --      --        302      4.1%     1,502    3.6%
12. Baltimore, MD...........   1,348    4.5%       --      --         --      --       1,348    3.2%
13. San Francisco, CA.......     819    2.7%      226      4.8%      243      3.3%     1,288    3.1%
14. Richmond, VA............   1,243    4.2%       --      --         --      --       1,243    3.0%
15. Westchester, NY.........     393    1.3%      841     17.8%       --      --       1,234    2.9%
16. San Diego, CA...........     176    0.6%       --      --      1,057     14.2%     1,233    2.9%
17. Minneapolis, MN.........   1,102    3.7%       --      --         --      --       1,102    2.6%
18. Seattle, WA.............     264    0.9%       --      --        832     11.2%     1,096    2.6%
19. Detroit, MI.............     983    3.3%       --      --         --      --         983    2.3%
20. Hartford, CT............     932    3.1%       --      --         --      --         932    2.2%
21. Norfolk, VA.............     904    3.0%       --      --         --      --         904    2.2%
22. Chicago, IL.............     887    3.0%       --      --         --      --         887    2.1%
23. Northern New Jersey.....     504    1.7%      269      5.7%       --      --         773    1.8%
24. Long Island, NY.........     575    1.9%       --      --         --      --         575    1.4%
25. St. Louis, MO...........     480    1.6%       --      --         --      --         480    1.1%
26. Indianapolis, IN........     376    1.2%       --      --         --      --         376    0.9%
27. Washington, DC..........     308    1.0%       --      --         --      --         308    0.7%
28. Portland, OR............      --    --         --      --        279      3.8%       279    0.7%
29. Cincinnati, OH..........     264    0.9%       --      --         --      --         264    0.6%
                              ------   -----    -----    -----     -----    -----     ------   -----
     Totals.................  29,908   100.0%   4,737    100.0%    7,429    100.0%    42,074   100.0%
                              ======   =====    =====    =====     =====    =====     ======   =====

---------------

(1) Current Communities are apartment communities on which construction or reconstruction has been completed and which have either reached stabilized occupancy or are in the lease-up process. A Current Community can be (i) a "Stabilized Community" that has completed its lease-up and has attained a physical occupancy level of 95%, or has been completed for one year (without regard to physical occupancy level), whichever occurs earlier, and/or (ii) an "Established Community" that has been a Stabilized Community with stabilized operating costs during the current and prior year reporting periods such that its operating results are comparable between periods.

(2) Development Communities are communities that are under construction and may be partially complete and operating and for which a final certificate of occupancy has not been received or a physical occupancy level of 95% has not been attained.

(3) Redevelopment Communities are communities for which substantial redevelopment has either begun or is scheduled to begin. Redevelopment is considered substantial when additional capital invested during the reconstruction effort exceeds the lesser of $5 million or 10% of the community's acquisition cost.

     The following chart illustrates the geographical distribution of the apartment homes in the Company's Current Communities, Development Communities and Redevelopment Communities as of the date of this Prospectus Supplement (based on the number of apartment homes, after giving effect to the completion of the Development Communities):



                             [APARTMENT PIE CHART]




DEVELOPMENT COMMUNITIES

     As of the date of this Prospectus Supplement, 17 Development Communities were under construction. The total capitalized cost of these Development Communities when completed is currently expected to be approximately $692.1 million. There can be no assurance that the Company will complete the Development Communities, that the Company's budgeted costs, leasing, start dates, completion dates, occupancy or estimates of "EBITDA as % of Total Budgeted Cost" will be realized or that future developments will realize comparable returns. See "Risk Factors -- Development, Redevelopment and Acquisition Risks."

     We maintain an active development capacity that we believe provides a continuing source of portfolio growth. During the lease-up period of the development process, the Development Communities will experience operating deficits for a three to six month period until such time as new communities approach stabilized occupancy. The amount and duration of operating deficits to be incurred are dependent upon a number of factors, including the size of the community, the season in which leasing activity occurs and the extent to which delivery of new apartment homes coincides with leasing and occupancy of these new apartment homes (which is dependent on local market conditions).

     The following is a summary of the Company's Development Communities as of the date of this Prospectus Supplement:

                        DEVELOPMENT COMMUNITIES SUMMARY

                                                                                                                      PROJECTED
                                                                                                                     EBITDA AS %
                              NUMBER OF      BUDGETED                                    ESTIMATED     ESTIMATED       OF TOTAL
                              APARTMENT        COST         CONSTRUCTION     INITIAL     COMPLETION    STABILIZED      BUDGETED
COMMUNITY                       HOMES      ($ MILLIONS)        START        OCCUPANCY       DATE        DATE(1)        COST(2)
---------                     ---------    -------------    ------------    ---------    ----------    ----------    ------------
 1. Toscana
   Sunnyvale, CA                  710         $116.5          Q3 1996        Q3 1997      Q4 1998       Q1 1999           11.1%
 2. Avalon Gardens
   Nanuet, NY                     504           53.8          Q3 1996        Q2 1997      Q3 1998       Q1 1999           10.8%
 3. Avalon at Fair Lakes
   Fairfax, VA                    234           23.3          Q1 1997        Q4 1997      Q2 1998       Q4 1998           10.4%
 4. CentreMark
   San Jose, CA                   311           47.5          Q1 1997        Q3 1998      Q1 1999       Q2 1999           10.5%
 5. Avalon at Faxon Park
   Quincy, MA                     171           15.8          Q1 1997        Q4 1997      Q2 1998       Q4 1998           12.1%
 6. Avalon Willow
   Mamaroneck, NY                 227           41.8          Q2 1997        Q3 1998      Q1 1999       Q2 1999            9.2%
 7. Avalon at Cameron Court
   Alexandria, VA                 460           44.7          Q2 1997        Q1 1998      Q4 1998       Q1 1999           11.0%
 8. Paseo Alameda
   San Jose, CA                   305           52.7          Q3 1997        Q4 1998      Q2 1999       Q3 1999           10.1%
 9. Avalon Fields II
   Gaithersburg, MD                96            9.2          Q3 1997        Q2 1998      Q4 1998       Q1 1999           10.2%
10. Bay Towers
   San Francisco, CA              226           65.9          Q4 1997        Q3 1999      Q4 1999       Q1 2000            9.6%
11. Avalon Crest
   Fort Lee, NJ                   351           57.4          Q4 1997        Q2 1999      Q4 1999       Q1 2000           10.1%
12. Rosewalk II
   San Jose, CA                   156           20.3          Q4 1997        Q4 1998      Q1 1999       Q2 1999           11.1%
13. Avalon Cove South
   Jersey City, NJ                269           51.8          Q1 1998        Q2 1999      Q3 1999       Q4 1999           10.0%
14. The Avalon
   Bronxville, NY                 110           26.4          Q1 1998        Q2 1999      Q3 1999       Q4 1999            9.7%
15. Avalon Valley
   Danbury, CT                    268           26.1          Q1 1998        Q1 1999      Q3 1999       Q1 2000           10.1%
16. Avalon Lake
   Danbury, CT                    135           17.0          Q2 1998        Q2 1999      Q3 1999       Q1 2000           10.1%
17. Avalon Oaks
   Wilmington, MA                 204           21.9          Q2 1998        Q1 1999      Q3 1999       Q1 2000           10.3%
                                -----         ------                                                                    ------
       Total/Weighted
         Average                4,737         $692.1                                                                      10.4%
                                =====         ======                                                                    ======

---------------
(1) Stabilized occupancy is defined as the first full quarter of 95% or greater physical occupancy after initial lease-up, or one year after completion (without regard to physical occupancy level), whichever occurs earlier.

(2) Projected EBITDA represents gross potential earnings projected to be achieved based on current rents prevailing in the respective community's local market and before interest, income taxes, depreciation, amortization and extraordinary items, minus (a) economic vacancy and (b) projected stabilized operating expenses. Total budgeted cost includes all capitalized costs projected to be incurred to develop the respective Development Community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees. EBITDA is relevant to an understanding of the economics of the Company because it indicates cash flow available from Company operations to service fixed obligations. EBITDA should not be considered as an alternative to operating income, as determined in accordance with GAAP, as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. EBITDA as disclosed by other REITs may not be comparable to the Company's calculation of EBITDA. Coopers & Lybrand L.L.P., the

    Company's independent accountants (see "Experts" in the accompanying Prospectus), has not examined, compiled or performed agreed upon procedures with respect to the Projected EBITDA and accordingly does not express an opinion or any other form of assurance on it.

REDEVELOPMENT COMMUNITIES

     As of the date of this Prospectus Supplement, the Company has 24 Redevelopment Communities. The total budgeted cost of these Redevelopment Communities, including the cost of acquisition and redevelopment when completed, is expected to be approximately $725.9 million, of which approximately $164.0 million is the additional capital invested or expected to be invested above the original purchase cost.

     The cost to redevelop an existing apartment community is difficult to budget and estimate. Accordingly, we expect that actual costs may vary over a wider range than for a new development community. We cannot provide any assurance that we will not exceed budgeted costs, either individually or in the aggregate, or that projected unleveraged returns on cost will be achieved.

     The following is a summary of the Company's Redevelopment Communities as of the date of this Prospectus Supplement:

                       REDEVELOPMENT COMMUNITIES SUMMARY

                                                         NUMBER                                   TOTAL
                                                      OF APARTMENT   ACQUISITION   ACQUISITION   BUDGETED
COMMUNITY NAME                     LOCATION               HOMES          DATE          COST       COST(1)
--------------           ---------------------------  ------------   -----------   -----------   --------
 1. Sunset Towers        San Francisco, CA                 243         Q2 1996       $ 24.3       $ 27.6
 2. TimberWood           West Covina, CA                   209         Q1 1997          9.8         14.9
 3. SunScape             Huntington Beach, CA              400         Q2 1997         28.0         36.7
 4. The Arbors           Campbell, CA                      252         Q2 1997         18.9         29.7
 5. Mission Woods        San Diego, CA                     200         Q2 1997         13.6         20.8
 6. Cedar Ridge          Daly City, CA                     195         Q3 1997         13.9         24.4
 7. The Park             Hacienda Heights, CA              351         Q3 1997         20.9         28.7
 8. Lakeside             Burbank, CA                       750         Q3 1997         50.3         67.1
 9. Gallery Place        Redmond, WA                       222         Q3 1997         21.7         24.9
10. Creekside            Mountain View, CA                 294         Q4 1997         29.0         38.8
11. Governor's Square    Sacramento, CA                    302         Q4 1997         24.7         31.6
12. Viewpointe           Woodland Hills, CA                663         Q4 1997         64.2         72.6
13. Mission Bay Club     San Diego, CA                     564         Q4 1997         43.8         57.2
14. Westwood Club        Los Angeles, CA                   363         Q4 1997         32.1         39.9
15. Pacifica Club        Huntington Beach, CA              304         Q4 1997         26.8         33.9
16. Landing West         Seattle, WA                       190         Q4 1997          9.0         12.3
17. Waterhouse Place     Beaverton, OR                     279         Q4 1997         15.6         19.4
18. Warner Oaks          Woodland Hills, CA                227         Q1 1998         20.0         24.8
19. Amber Way            Anaheim, CA                       272         Q1 1998         17.6         21.0
20. Arbor Park           Upland, CA                        260         Q1 1998         12.5         13.8
21. Laguna Brisas        Laguna Niguel, CA                 176         Q1 1998         17.2         19.4
22. Cabrillo Square      San Diego, CA                     293         Q1 1998         22.9         29.7
23. Avalon Ridge         Renton, WA                        356         Q2 1998         21.3         31.3
24. Sunpointe            Renton, WA                         64         Q2 1998          3.8          5.4
                                                         -----                       ------       ------
     Total                                               7,429                       $561.9       $725.9
                                                         =====                       ======       ======

---------------
(1) Total Budgeted Cost consists of all capitalized costs incurred as of May 31, 1998, including costs to acquire the community and any amounts spent to date to redevelop the community, or projected to be incurred thereafter, principally in 1998 and 1999.

DEVELOPMENT RIGHTS

     The Company is considering the development of 20 new apartment communities. The status of these Development Rights ranges from land under contract for which design and architectural planning has just commenced, to land under contract or owned by the Company with completed site plans and drawings where construction can commence almost immediately. There can be no assurance that the Company will succeed in obtaining zoning and other necessary governmental approvals or the financing required to develop these communities, or that the Company will decide to develop any particular community. Further, there can be no assurance that construction of any particular community will be undertaken or, if undertaken, will begin at the expected times assumed in the financial projections or be completed at the total budgeted cost. Although there is no assurance that all or any of these communities will proceed to development, the successful completion of all of these communities would ultimately add approximately 5,410 institutional-quality apartment homes to the Company's portfolio. See "Risk Factors -- Development, Redevelopment and Acquisition Risks." At

March 31, 1998, the cumulative capitalized costs incurred in pursuit of the 20 Development Rights were approximately $28.2 million, including the capitalized cost of approximately $21.3 million related to the purchase of land in New Canaan, Connecticut and Mountain View, California. Many of these apartment homes will offer features like those offered by the communities currently owned by the Company. As of the date of this Prospectus Supplement, the 20 Development Rights that the Company is currently pursuing are summarized below.

                           DEVELOPMENT RIGHTS SUMMARY

                                                                   ESTIMATED        TOTAL
                                                                   NUMBER OF    BUDGETED COST
LOCATION                                                           APT HOMES    ($ MILLIONS)
--------                                                           ---------    -------------
 1.  Peabody, MA.................................................      434         $ 35.9
 2.  San Jose, CA................................................      288           53.8
 3.  Mountain View, CA...........................................      200           50.0
 4.  Hull, MA....................................................      162           17.0
 5.  New Rochelle, NY............................................      408           62.7
 6.  Stamford, CT................................................      195           30.5
 7.  Freehold, NJ................................................      452           38.4
 8.  Herndon, VA.................................................      165           19.5
 9.  Melville--II, NY............................................      340           40.3
10.  Orange, CT..................................................      172           15.5
11.  New Canaan, CT(1)...........................................      104           24.1
12.  Darien, CT..................................................      172           26.1
13.  Yonkers, NY.................................................      256           33.7
14.  Greenburgh--II, NY..........................................      500           74.0
15.  Greenburgh--III, NY.........................................      266           39.3
16.  Florham Park, NJ............................................      270           37.5
17.  Ridgefield, CT..............................................      240           30.2
18.  Naperville, IL..............................................      200           22.0
19.  Westbury, NY................................................      361           47.6
20.  Providence, RI..............................................      225           26.4
                                                                     -----         ------
     Total.......................................................    5,410         $724.5
                                                                     =====         ======

---------------
(1) Currently anticipated that the land seller will retain a minority limited partner interest.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Notes, after all anticipated issuance costs, are estimated to be approximately $247.6 million. The Company will use the net proceeds from this offering to reduce borrowings under the Unsecured Credit Facility, which were used to fund the acquisition and development of additional apartment communities. Certain lenders under the Unsecured Credit Facility, namely Morgan Guaranty Trust Company of New York, NationsBank, N.A. and First Union National Bank, are affiliates of certain Underwriters of the Offering and will receive their proportionate share of such repayment. See "Underwriting." The Unsecured Credit Facility currently bears interest at the London Interbank Offered Rate (based on a maturity selected by the Company) plus 0.60% per annum (0.86% pro forma per annum as of May 31, 1998) and matures in June 2001.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization for Bay as of March 31, 1998 and the pro forma capitalization for the Company as of such date to reflect (1) the completion of the Merger (including the issuance of Common Stock and associated Rights, Series F Cumulative Redeemable Preferred Stock and Series G Cumulative Redeemable Preferred Stock in connection with the Merger),
(2) the acquisition of five communities by Avalon, Bay or the Merged Company subsequent to March 31, 1998 (Avalon Ridge, Sunpointe, Verandas at Bear Creek, Pinnacle at Oxford Hill and Gates of Edinburgh) and one community that is a probable acquisition (Prudential Center) and (3) the conversion of Bay Series A Preferred Stock and Bay Series B Preferred Stock for Bay Common Stock, in each case as if the Merger or such acquisition or conversion had occurred on March 31, 1998, and as adjusted to give effect to this offering, including the use of the net proceeds derived therefrom as described in "Use of Proceeds."

                                                                        MARCH 31, 1998
                                                             -------------------------------------
                                                             HISTORICAL   PRO FORMA    AS ADJUSTED
                                                             ----------   ---------    -----------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
DEBT:
  Unsecured Credit Facilities(1)...........................  $  182,000   $  464,344   $  216,728
  Mortgages and other notes payable........................     273,191      497,844      497,844
  Senior unsecured notes payable...........................     150,000      459,683      709,683
                                                             ----------   ----------   ----------
     Total debt............................................     605,191    1,421,871    1,424,255
                                                             ----------   ----------   ----------
  Minority interest of unitholders in consolidated
     operating partnership.................................       9,124       25,291       25,291
STOCKHOLDERS' EQUITY:
  Preferred Stock, $.01 par values; 50,000,000 authorized;
     outstanding: 8,281,522 (Historical) and 14,322,700
     (Pro Forma) at March 31, 1998(2)......................          83          144          144
  Common Stock, $.01 par value; 300,000,000 authorized;
     26,197,865 (Historical) and 62,047,522 (Pro Forma)
     issued and outstanding at March 31, 1998(3)...........         262          620          620
  Additional paid-in capital...............................     826,792    2,265,799    2,265,799
  Deferred compensation....................................          --       (5,967)      (5,967)
  Accumulated deficit......................................     (33,222)     (33,222)     (33,222)
                                                             ----------   ----------   ----------
     Total stockholders' equity............................     793,915    2,227,374    2,227,374
                                                             ----------   ----------   ----------
     Total capitalization..................................  $1,408,230   $3,674,536   $3,676,920
                                                             ==========   ==========   ==========

---------------

(1) On June 23, 1998 the Company replaced three unsecured credit facilities (aggregating $575 million) with the Unsecured Credit Facility in the amount of $600 million. As of July 1, 1998 there was $374.0 million of outstanding borrowings under the Company's Unsecured Credit Facility.

(2) Includes 2,308,800 (Historical) shares of Series A Preferred Stock, par value $.01 per share, 405,022 (Historical) shares of Series B Preferred Stock, par value $.01 per share, 2,300,000 (Historical) shares of Series C Cumulative Redeemable Preferred Stock, par value $.01 per share, 3,267,700 (Historical) shares of Series D Cumulative Redeemable Preferred Stock, par value $.01 per share, 4,455,000 (Pro Forma) shares of Series F Cumulative Redeemable Preferred Stock, par value $.01 per share, and 4,300,000 (Pro Forma) shares of Series G Cumulative Redeemable Preferred Stock, par value $.01 per share. Does not include 2,713,822 (Pro Forma) shares of Series A Preferred Stock and Series B Preferred Stock that have been converted to Common Stock.

(3) Excludes 2,500,000 shares of Common Stock reserved for issuance under the 1994 Stock Incentive Plan, as amended and restated, and 2,769,530 shares of Common Stock issuable pursuant to Avalon stock options outstanding at the time of the Merger and assumed in the Merger and 898,041 shares of Common Stock that may be issuable upon conversion of OP Units in DownREITs. Includes 2,713,822 (Pro Forma) shares of Series A Preferred Stock and Series B Preferred Stock that have been converted to Common Stock.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the "Debt Securities" set forth under "Description of Debt Securities" in the accompanying Prospectus, to which reference is hereby made.

     The 2003 Notes and the 2006 Notes each constitute a separate series of Senior Securities (which are more fully described in the accompanying Prospectus) to be issued under an Indenture, dated as of January 16, 1998 (the "Original Indenture"), a First Supplemental Indenture, dated as of January 20, 1998, and a Second Supplemental Indenture, dated as of July 7, 1998 (collectively and together with the Original Indenture, the "Indenture"), each between the Company and State Street Bank and Trust Company (the "Trustee"). The form of the Original Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part and is available for inspection at the corporate trust office of the Trustee at Two International Place, Boston, Massachusetts 02110. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Notes to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to all provisions of the Indenture and such Notes.

GENERAL

     The 2003 Notes will be limited to an aggregate principal amount of $100,000,000 and the 2006 Notes will be limited to an aggregate principal amount of $150,000,000. The Notes will be direct, senior unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Company and to indebtedness and other liabilities of any Subsidiaries now existing or that may be formed by the Company in the future. Accordingly, such indebtedness will have to be satisfied in full before holders of the Notes will be able to realize any value from the secured or indirectly-held properties.

     As of July 1, 1998, on a pro forma basis after giving effect to the issuance and sale of the Notes offered hereby and the application of the proceeds from this Offering, the total outstanding indebtedness of the Company was approximately $1.3 billion. The Company may incur additional indebtedness, including secured indebtedness, subject to the provisions described below under "Certain Covenants -- Limitations on Incurrence of Indebtedness."

PRINCIPAL AND INTEREST

     The 2003 Notes will bear interest at 6.50% per annum and will mature on July 15, 2003. The 2006 Notes will bear interest at 6.80% per annum and will mature on July 15, 2006. The Notes will bear interest from July 7, 1998 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 1999 (each, an "Interest Payment Date"), to the persons in whose name the Notes are registered in the register for the Notes (the "Security Register") on the preceding December 31 or June 30 (whether or not a Business Day, as defined below), as the case may be (each, a "Regular Record Date"). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date or Stated Maturity falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banks in the City of New York are not required or authorized by law or executive order to close.

     Payment of principal of (and premium or Make-Whole Amount (as defined below), if any) and interest on the Notes will be made by check mailed to the address of the Person entitled thereto as it appears in the

Security Register or by wire transfer of funds to such Person at an account maintained within the United States.

OPTIONAL REDEMPTION

     The Notes may be redeemed at any time at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date (the "Redemption Date") and (ii) the Make-Whole Amount, if any, with respect to such Notes (the "Redemption Price").

     If notice has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the Redemption Date referred to in such notice, such Notes will cease to bear interest on such Redemption Date and the only right of the Holders of the Notes will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the Redemption Date. The notice of redemption will specify, among other items, the Redemption Date, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

     If less than all the Notes are to be redeemed at the option of the Company, the Company will notify the Trustee at least 45 days prior to the redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and the Redemption Date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part. Notes may be redeemed in part in the minimum authorized denomination for Notes or in any integral multiple thereof.

     "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

     "Reinvestment Rate" means 0.25% (twenty-five one hundredths of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For such purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination of the Make-Whole Amount under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

CERTAIN COVENANTS

     Limitations on Incurrence of Indebtedness. The Company will not, and will not permit any Subsidiary to, incur any Indebtedness (as defined below) if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication)(i) the Total Assets (as defined below) of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (the "Commission") (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

     In addition to the foregoing limitation on the incurrence of Indebtedness, the Company will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Encumbrance (as defined below) upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of the Company or any Subsidiary is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

     The Company and its Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Company and its Subsidiaries on a consolidated basis.

     In addition to the foregoing limitations on the incurrence of Indebtedness, the Company will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Company and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (iii) in the case of Acquired Indebtedness (as defined below) or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

     As used herein, and in the Indenture:

     "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

     "Annual Service Charge" for any period means the maximum amount which is payable during such period for interest on, and original issue discount of, Indebtedness of the Company and its Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock.

     "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

     "Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of the Company and its Subsidiaries, plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Indebtedness of the Company and its Subsidiaries, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization of debt discount and other deferred financing costs, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock), in each case on or prior to the Stated Maturity of the Notes.

     "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, extraordinary items and property valuations losses, net as reflected in the financial statements of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     "Encumbrance" means any mortgage, lien, charge, pledge or security interest of any kind.

     "Indebtedness" of the Company or any Subsidiary means, without duplication, any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness for borrowed money secured by any Encumbrance existing on property owned by the Company or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of the Company or any Subsidiary otherwise reflected as Indebtedness hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with GAAP or (vi) interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Company's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Company or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" (as defined in Article I, Rule 1-02 of Regulation S-X, promulgated under the Securities Act of 1933, as amended) of the Company.

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

     "Total Assets" as of any date means the sum of (i) the Undepreciated Real Estate Assets (as defined below) and (ii) all other assets of the Company and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

     "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Company and its Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with GAAP (but excluding accounts receivable and intangibles).

     "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

     "Unsecured Indebtedness" means Indebtedness which is not secured by any Encumbrance upon any of the properties of the Company or any Subsidiary.

     See "Description of Debt Securities -- Certain Covenants" in the accompanying Prospectus for a description of additional covenants applicable to the Company.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Company may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and assumes the Company's obligations to pay principal of (and premium or Make-Whole Amount, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture;
(b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default (as defined in the Indenture) under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default" with respect to the Notes: (a) default in the payment of any interest on any Notes when such interest becomes due and payable that continues for a period of 30 days; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Notes when due and payable; (c) default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture with respect to the Notes and continuance of such default or breach for a period of 60 days after written notice as provided in the
Indenture: (d) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after written notice to the Company as provided in the Indenture, provided, however, that such a default on indebtedness which constitutes tax-exempt financing having an aggregate principal amount outstanding not exceeding $25,000,000 that results solely from a failure of an entity providing credit support for such indebtedness to honor a demand for payment on a letter of credit shall not constitute an Event of Default; (e) the entry by a court of competent jurisdiction of one or more orders or decrees against the Company or any Significant Subsidiary under any bankruptcy law that (i) is for relief in an involuntary case, (ii) appoints a custodian of the Company or any Significant Subsidiary or for all or substantially all of either of its property, or (iii) orders the liquidation of the Company or any Significant Subsidiary, and such order or decree remains unstayed and in effect for 90 days; or (f) the Company or any Significant Subsidiary voluntarily commences certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or for all or substantially all of either of its property.

     See "Description of Debt Securities -- Events of Default, Notice and Waiver" in the accompanying Prospectus for a description of rights, remedies and other matters relating to Events of Default.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The provisions of Article 14 of the Indenture relating to defeasance and covenant defeasance, which are described in the accompanying Prospectus, will apply to the Notes, including, without limitation, the covenants described under "Description of Notes -- Certain Covenants."

BOOK-ENTRY SYSTEM

     The Notes will be issued in the form of one or more fully registered Global Notes which will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee, Cede & Co. The provisions described under "Description of Debt Securities -- Book-Entry System and Global Securities" in the accompanying Prospectus will apply to the Notes.

     DTC has advised the Company of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among its Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry charges in its Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of

Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct Participant of DTC, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-Day Funds Settlement System until maturity or earlier redemption, as the case may be, or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

GOVERNING LAW

     The Indenture is governed by and shall be construed in accordance with the laws of the State of New York.

NO PERSONAL LIABILITY OR RECOURSE

     No recourse under or upon any obligation, covenant or agreement contained in the Indenture or the Notes, or because of any indebtedness evidenced thereby, shall be had against any past, present or future stockholder, employee, officer or director, as such, of the Company or any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder of Notes waives and releases all such liability by accepting such Notes. The waiver and release are part of the consideration for the issue of the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") between the Company and the underwriters named below (the "Underwriters"), the Company has agreed to sell to the Underwriters, and each Underwriter has agreed to purchase from the Company, the respective principal amount of Notes set forth opposite its name. Pursuant to the terms of the Underwriting Agreement, the Underwriters are obligated to purchase the entire aggregate principal amount of such Notes if any are purchased.

                                                              PRINCIPAL       PRINCIPAL
                                                               AMOUNT          AMOUNT
UNDERWRITERS                                                OF 2003 NOTES   OF 2006 NOTES
------------                                                -------------   -------------
PaineWebber Incorporated..................................  $100,000,000    $ 37,500,000
First Union Capital Markets, a division of
  Wheat First Securities, Inc.............................             0      37,500,000
J.P. Morgan Securities Inc................................             0      37,500,000
NationsBanc Montgomery Securities LLC.....................             0      37,500,000
                                                            ------------    ------------
     Total................................................  $100,000,000    $150,000,000
                                                            ============    ============

     The Underwriters have advised the Company that they propose initially to offer the Notes in part to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers (which may include the Underwriters) at such price less a concession not in excess of 0.300% of the principal amount of the 2003 Notes and 0.375% of the principal amount of the 2006 Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the Notes to certain other dealers, including the Underwriters. Following the completion of the initial offering of the Notes, the public offering price, concession and reallowance may change.

     Each of the Notes is a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     Pursuant to the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Until the distribution of the Notes is completed, rules of the Commission may limit the ability of the Underwriters to bid for and purchase the Notes. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

     If the Underwriters create a short position in the Notes in connection with the Offering, i.e., if the Underwriters sell a greater aggregate principal amount of Notes than is set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Notes. In addition, neither the Company nor the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of their respective businesses, the Underwriters and certain of their affiliates have engaged, and may in the future engage, in commercial banking and investment banking transactions with the Company and its affiliates. In addition, Morgan Guaranty Trust Company of New York (an affiliate of J.P. Morgan Securities Inc., one of the Underwriters), is a Co-Lead Agent for the banks and lenders under the Company's Unsecured Credit Facility, and NationsBank, N.A. (an affiliate of NationsBanc Montgomery Securities LLC, one of the Underwriters) and First Union National Bank (an affiliate of First Union Capital

Markets, one of the Underwriters) are lenders under the Company's Unsecured Credit Facility. The entire net proceeds from the Offering (approximately $247.6 million) will be used to reduce borrowings under the Company's Unsecured Credit Facility. Morgan Guaranty Trust Company of New York, NationsBank, N.A. and First Union National Bank expect to receive approximately $49.5 million, $20.6 million and $20.6 million, respectively, in repayment of amounts outstanding under the Company's Unsecured Credit Facility. See "Use of Proceeds."

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Notes, will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, and for the Underwriters by O'Melveny & Myers LLP, San Francisco, California.

PROSPECTUS
                                  $600,000,000

                          AVALON BAY COMMUNITIES, INC.

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK

                            ------------------------

     Avalon Bay Communities, Inc. (the "Company") may offer from time to time in one or more series (i) unsecured debt securities ("Debt Securities"), (ii) shares of preferred stock, par value $.01 per share ("Preferred Stock"), and
(iii) shares of common stock, par value $.01 per share ("Common Stock"), with an aggregate public offering price of up to $600,000,000 in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Stock and Common Stock (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

     The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion into Common Stock or Preferred Stock, covenants and any initial public offering price, (ii) in the case of Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price, and (iii) in the case of Common Stock, any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), or otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Restrictions on Transfers of Capital Stock."

     The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered by the Company directly to one or more purchasers, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is June 26, 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system, and such electronic versions are available to the public at the Commission's World-Wide Web Site, http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained via EDGAR or by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Stock, 8.50% Series C Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), 8.00% Series D Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series D Preferred Stock"), 9.00% Series F Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series F Preferred Stock"), and 8.96% Series G Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series G Preferred Stock"), are listed on the New York Stock Exchange (the "NYSE") and the Pacific Exchange (the "PCX"), and such reports and information can be inspected at the NYSE, 20 Broad Street, New York, New York 10005, and at the PCX, 301 Pine Street, San Francisco, California 94104.

     In accordance with Section 2-210 of the Maryland General Corporation Law, as amended (the "MGCL"), the Board of Directors has authorized the issuance of some or all of the shares of any or all of its classes or series of capital stock without certificates. In addition, the Company has the authority to designate and issue more than one class or series of capital stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See "Description of Preferred Stock" and "Description of Common Stock." The Company's Articles of Incorporation impose limitations on the ownership and transfer of the Company's capital stock. See "Restrictions on Transfers of Capital Stock." The Company will furnish a full statement of the relative rights and preferences of each class or series of capital stock of the Company which has been so designated and any restrictions on the ownership or transfer of capital stock of the Company to any stockholder upon request and without charge. Written requests for such copies should be directed to: Avalon Bay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Chief Financial Officer.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:
(i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, and December 31, 1997 (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997, September 30, 1997 and March 31, 1998 (iii) Current Report on Form 8-K filed January 21, 1997, (iv) Current Report on Form 8-K filed April 18, 1997, as amended by Current Reports on Form 8-K filed on April 21, 1997 and June 16, 1997, respectively,

(v) Current Report on Form 8-K filed July 25, 1997, (vi) Current Report on Form 8-K filed August 14, 1997, (vii) Current Report on Form 8-K filed September 9, 1997, (viii) Current Report on Form 8-K filed September 16, 1997, (ix) Current Report on Form 8-K filed October 28, 1997, (x) Current Report on Form 8-K filed December 11, 1997, (xi) Current Report on Form 8-K filed December 16, 1997,
(xii) Current Report on Form 8-K filed December 22, 1997, (xiii) Current Report on Form 8-K filed January 8, 1998, (xiv) Current Report on Form 8-K filed January 21, 1998, (xv) Current Report on Form 8-K filed March 11, 1998, (xvi) Current Report on Form 8-K filed March 27, 1998, (xvii) Current Report on Form 8-K field April 16, 1998, (xviii) Current Report on Form 8-K filed April 22, 1998, (xix) Current Report on Form 8-K filed June 19, 1998, (xx) Current Report on Form 8-K filed June 25, 1998, (xxi) the description of the Company's Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock contained in the Company's Registration Statement on Form 8-A filed June 18, 1997, (xxii) the description of the Company's Series D Preferred Stock contained in the Company's Registration Statement on Form 8-A filed December 17, 1997, (xxiii) the description of the Company's Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed March 11, 1998, (xxiv) the description of the Company's Series F Preferred Stock contained in the Registration Statement on Form 8-A of Avalon Properties, Inc. filed February 15, 1996 and (xxv) the description of the Company's Series G Preferred Stock contained in the Registration Statement on Form 8-A of Avalon Properties, Inc. filed October 16, 1996, as amended by Registration Statement on Form 8-A/A filed October 23, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, at the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to: Avalon Bay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention:
Chief Financial Officer.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

                                  THE COMPANY

     The Company is a REIT that is focused exclusively on the ownership of institutional-quality apartment communities in high barrier-to-entry markets of the United States. These markets include Northern and Southern California and selected states in the Mid-Atlantic, Northeast, Midwest and Pacific Northwest regions of the country. The Company is the surviving entity from the merger (the "Merger") of Avalon Properties, Inc. ("Avalon") with and into Bay Apartment Communities, Inc. (sometimes hereinafter referred to as "Bay" before the Merger) on June 4, 1998. Concurrently with the Merger, the Company changed its name to Avalon Bay Communities, Inc.

     The Company is a fully-integrated real estate organization with in-house acquisition, development, redevelopment, construction, reconstruction, financing, marketing, leasing and management expertise. With its experience and in-house capabilities, the Company believes it is well-positioned to continue to take advantage of opportunities to develop and acquire upscale apartment homes in its target markets.

     The Company elected to be taxed as a REIT for federal income tax purposes for the year ending December 31, 1994 and has not revoked that election. The Company was incorporated under the laws of the State of California in 1978 and was reincorporated in the State of Maryland in July 1995. Its principal executive offices are located at 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314 and its telephone number at that location is (703) 329-6300. The Company also maintains super-regional offices in San Jose, California and Wilton, Connecticut and acquisition, development, redevelopment, construction, reconstruction or administrative offices in Boston, Massachusetts; Chicago, Illinois; Minneapolis, Minnesota; Newport Beach, California; New York, New York; Princeton, New Jersey; Richmond, Virginia; and Seattle, Washington.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of Securities for general corporate purposes, which may include the acquisition or development of additional properties, the repayment of outstanding debt or the improvement of certain properties already in the Company's portfolio.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth Bay's historical and the Company's pro forma consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:

                         PRO FORMA     PRO FORMA
                       QUARTER ENDED   YEAR ENDED   QUARTER ENDED    YEAR ENDED     YEAR ENDED     YEAR ENDED     MARCH 17-
                         MARCH 31,    DECEMBER 31,    MARCH 31,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                          1998(2)       1997(2)         1998            1997           1996           1995           1994
                       -------------  ------------  -------------   ------------   ------------   ------------   ------------
Ratio................      1.34x         1.31x          1.45x           1.84x          1.61x          1.26x          1.76x


                        JANUARY 1-     YEAR ENDED     YEAR ENDED
                        MARCH 16,     DECEMBER 31,   DECEMBER 31,
                         1994(1)        1993(1)        1992(1)
                       ------------   ------------   ------------
Ratio................    .71x            .96x           .71x

---------------
(1) Ratios for the period January 1 through March 16, 1994 and the years ended 1993 and 1992 reflect periods prior to the recapitalization and initial public offering of the Company on March 17, 1994. The earnings for these periods were inadequate to cover fixed charges as follows:

Period January 1 through March 16, 1994.....................    $  716,000
Year ended December 31, 1993................................       447,000
Year ended December 31, 1992................................     3,916,000

    The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest, and the amortization of debt issuance costs.

(2) Calculated to reflect the impact of (1) the completion of the Merger (including the issuance of Common Stock and associated Rights, Series F Cumulative Redeemable Preferred Stock and Series G Cumulative Redeemable Preferred Stock in connection with the Merger), (2) the acquisition of five communities by Avalon, Bay or the Merged Company subsequent to March 31, 1998 (Avalon Ridge, Sunpointe, Verandas at Bear Creek, Pinnacle at Oxford Hill and Gates of Edinburgh) and one community that is a probable acquisition (Prudential Center) and (3) the conversion of Bay Series A Preferred Stock and Bay Series B Preferred Stock for Bay Common Stock, in each case as if the Merger or such acquisition or conversion had occurred on March 31, 1998.

     The Company issued 2,308,800 shares of Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), in October 1995, 405,022 shares of Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), in May 1996, 2,300,000 shares of Series C Preferred Stock in June 1997, 3,267,700 shares of Series D Preferred Stock in December 1997, 4,455,000 shares of Series F Preferred Stock in June 1998 and 4,300,000 shares of Series G Preferred Stock in June 1998.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown:

                       QUARTER ENDED    YEAR ENDED     YEAR ENDED     YEAR ENDED     MARCH 17-      JANUARY 1-     YEAR ENDED
                         MARCH 31,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 16,     DECEMBER 31,
                           1998            1997           1996           1995           1994         1994(1)        1993(1)
                       -------------   ------------   ------------   ------------   ------------   ------------   ------------
Ratio................      2.07x          2.48x           2.00x          1.33x          1.76x         .71x           .96x

                        YEAR ENDED
                       DECEMBER 31,
                         1992(1)
                       ------------
Ratio................     .71x

---------------
(1) Ratios for the period January 1 through March 16, 1994 and the years ended 1993 and 1992 reflect periods prior to the recapitalization and initial public offering of the Company on March 17, 1994. The earnings for these periods were inadequate to cover fixed charges as follows:

Period January 1 through March 16, 1994.....................    $  716,000
Year ended December 31, 1993................................       447,000
Year ended December 31, 1992................................     3,916,000

The ratios of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest and the amortization of debt issuance costs.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities will be direct unsecured obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures, each dated as of a date prior to the issuance of the Debt Securities to which it relates. Senior Securities and Subordinated Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities.

     Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

TERMS

     Unless otherwise indicated in the applicable Prospectus Supplement, the indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "-- Subordination." The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

     Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company or as set forth in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of such series, for issuance of additional Debt Securities of such series.

     Each Indenture will provide that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The following summaries set forth certain general terms and provisions of the Indentures and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

          (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

          (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Common Stock or Preferred Stock, or the method by which any such portion shall be determined;

          (4) If convertible, the terms on which such Debt Securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock receivable on conversion;

          (5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) The place or places where the principal of (and premium or Make-Whole Amount, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

          (9) The period or periods, if any, within which, the price or prices at which, and the other terms and conditions upon which, such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Company;

          (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) Whether the principal of (and premium or Make-Whole Amount, if any) or interest on the Debt Securities of the series are to be payable, at the election of the Company or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

          (13) Provisions, if any, granting special rights to the holders of Debt Securities of the series upon the occurrence of such events as may be specified;

          (14) Whether the amount of payments of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

          (15) Whether such Debt Securities will be issued in certificated or book-entry form and, if so, the identity of the depository for such Debt Securities;

          (16) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations), whether any Debt Securities of the series are to be issuable initially in temporary global form and whether any Debt Securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent Global Security (as defined under "-- Book-Entry System and Global Securities") may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if Registered Securities of the series are to be issuable as a Global Security, the identity of the depository for such series;

          (17) The applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

          (18) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

          (19) Any deletions from, modifications of or additions to the events of default or covenants of the Company, to the extent different from those described herein or set forth in the applicable Indenture with respect to such Debt Securities, and any change in the right of any Trustee or any of the holders to declare the principal amount of any of such Debt Securities due and payable; and

          (20) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     If so indicated in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Common Stock and Preferred Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Restrictions on Transfers of Capital Stock." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security in registered form ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, in which case notice thereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such purpose. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Company nor any Trustee shall be required (i) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the selection of any Debt Securities for redemption and ending at the close of business on the day of mailing of a notice of redemption; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indentures will provide that Company may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and assumes the Company's obligations to pay principal of (and premium or Make-Whole Amount, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

     The applicable Prospectus Supplement will describe any material covenants in respect of a series of Debt Securities that are not described in this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, Senior Debt Securities will include the following covenants of the Company:

     Existence. Except as permitted under "--Merger, Consolidation or Sale of Assets," the Indentures will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by articles of incorporation, by-laws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if its Board of Directors determines that the preservation thereof is no longer desirable in the conduct of its business.

     Maintenance of Properties. The Indentures will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     Insurance. The Indentures will require the Company to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage in an amount deemed reasonable by the Board of Directors with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service.

     Payment of Taxes and Other Claims. The Indentures will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary unless such lien would not have a material adverse effect upon such property; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (i) whose amount, applicability or validity is being contested in good faith or (ii) for which the Company has set apart and maintains an adequate reserve.

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Indentures will require the Company, within 15 days of each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, (i) to transmit by mail to all holders of Debt Securities, as their names and addresses appear in the applicable register for such Debt Securities, without cost to such holders, copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such sections,
(ii) to file with the applicable Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (iii) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise described in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default in the payment of any installment of interest on any Debt Security of such series when such interest becomes due and payable that continues for a period of 30 days;
(b) default in the payment of principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series when due and payable; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance or breach of any other covenant or warranty of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any of its subsidiaries in an aggregate principal amount in excess of $25,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its subsidiaries in an aggregate principal amount in excess of $25,000,000, whether such indebtedness exists on the date of such Indenture or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such indebtedness having been discharge or such acceleration having been rescinded or annulled within a specified period of time; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary of the Company; and (g) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

     If an Event of Default under any Indenture with respect to any series of Debt Securities at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium or Make-Whole Amount, if any, on, all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may
be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof and the premium or Make-Whole Amount, if any), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture. The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Indentures will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

     The Indentures will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities at the respective due dates or redemption dates thereof.

     The Indentures will provide that, subject to provisions in each Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium or Make-Whole Amount, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of, premium or Make-Whole Amount, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the applicable Indenture.

     Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture;
(ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add events of default for the benefit of the holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series in any material respect.

     The Indentures will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant such Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

     The Indentures will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, the Indentures will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

     Unless otherwise provided in the applicable Prospectus Supplement, Subordinated Securities will be subject to the following subordination provisions.

     Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (as defined below), but the obligation of the Company to make payments of the principal of and interest on such Subordinated Securities will not otherwise be affected. No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt. The Subordinated Indenture will not restrict the amount of Senior Indebtedness or other indebtedness of the Company and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of Subordinated Indebtedness may recover less, ratably, than general creditors of the Company.

     Senior Debt will be defined in the applicable Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (a) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (b) indebtedness of the Company evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (c) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a party or otherwise, (d) indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Company, (e) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (f) any binding commitment of the Company to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (1) any such indebtedness, obligation or liability referred to in clauses
(a) through (f) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated

Securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and
(3) the Subordinated Securities. There will not be any restrictions in any Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

     If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The Indentures will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to hold moneys for payment in trust and, with respect to Subordinated Debt Securities which are convertible or exchangeable, the right to convert or exchange) ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities under the applicable Indenture (including the restrictions described under "-- Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium or Make-Whole Amount, if any) and interest.

     "Government Obligations" means securities that are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise indicated in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise indicated in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "-- Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (g) under "-- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into shares of Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     All moneys paid by the Company to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

BOOK-ENTRY SYSTEM AND GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company ("DTC"), as Depository. Global Securities may be issued in either fully registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company expects that unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to depository arrangements.

     Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered directly by the Company. Ownership of beneficial interests in such Global Security will be limited to Participants or persons that may hold interests through Participants.

     The Company expects that, pursuant to procedures established by DTC, ownership of beneficial interests in any Global Security with respect to which DTC is the Depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its Participants relating to beneficial ownership interests in the Debt Securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

     So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below or in the applicable Prospectus Supplement, owners of beneficial interest in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Beneficial owners of Debt Securities evidenced by a Global Security will not be considered the owners or holders thereof under the applicable Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustee thereunder. Accordingly, each person owning a beneficial interest in a Global Security with respect to which DTC is the Depository must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interests, to exercise any rights of a holder under the applicable Indenture. The Company understands that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, DTC would authorize the Participants holding the relevant beneficial interest to give or take such action, and such Participants would authorize beneficial owners through such Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of (and applicable premium or Make-Whole Amount, if any) and interest on individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to or at the direction of the Depository or its nominee, as the case may be, as the registered owner of the Global Security under the applicable Indenture. Under the terms of the applicable Indenture, the Company and the Trustee may treat the persons in whose name Debt Securities, including a Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debt Securities (including principal, premium or Make-Whole Amount, if any, and interest). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant Global Security as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such Participants. Redemption notices with respect to any Debt Securities represented by a Global Security will be sent to the Depository or its nominee. If less than all of the Debt Securities of any series are to be redeemed, the Company expects the Depository to determine the amount of the interest of each Participant in such Debt Securities to be redeemed to be determined by lot. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining any records with respect thereto.

     Neither the Company nor the Trustee will be liable for any delay by the holders of a Global Security or the Depository in identifying the beneficial owners of Debt Securities and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a Global Security or the Depository for all purposes. The rules applicable to DTC and its Participants are on file with the Commission.

     If a Depository for any Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in exchange for the Global Security representing such Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any of such Debt Securities represented by one or more Global Securities and in such event will issue individual Debt Securities in exchange for the

Global Security or Securities representing such Debt Securities. Individual Debt Securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

     The Debt Securities of a series may also be issued in whole or in part in the form of one or more bearer global securities (a "Bearer Global Security") that will be deposited with a depository, or with a nominee for such depository, identified in the applicable Prospectus Supplement. Any such Bearer Global Securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of Debt Securities to be represented by one or more Bearer Global Securities will be described in the applicable Prospectus Supplement.

                         DESCRIPTION OF PREFERRED STOCK

     The description of the Company's Preferred Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws, as amended (the "Bylaws").

GENERAL

     Under the Company's Articles of Incorporation, the Company has authority to issue fifty (50) million shares of Preferred Stock, of which 2,308,800 shares have been designated Series A Preferred Stock, 950,064 of which are currently outstanding, 405,022 shares have been designated Series B Preferred Stock and are currently outstanding, 2,300,000 shares have been designated Series C Preferred Stock and are currently outstanding, 3,450,000 shares have been designated Series D Preferred Stock of which 3,267,700 are currently outstanding, 1,000,000 shares have been designated Series E Junior Participating Cumulative Preferred Stock none of which are currently outstanding, 4,455,000 shares have been designated Series F Preferred Stock and are currently outstanding, and 4,300,000 shares have been designated Series G Preferred Stock and are currently outstanding. The Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock and Series G Preferred Stock are listed on the NYSE and the PCX under the symbols "AVB PrC," "AVB PrD," "AVB PrF," and "AVB PrG," respectively. Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to the issuance of shares of each series, the Board of Directors is required by the MGCL, and the Company's Articles of Incorporation, to fix for each series, subject to the provisions of the Company's Articles of Incorporation regarding excess stock, $.01 par value per share ("Excess Stock"), the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Stock will, when issued following the receipt of full consideration therefor, be fully paid and nonassessable and will have no preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transactions that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

TERMS

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Articles of Incorporation and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

          (1) The title and stated value of such Preferred Stock;

          (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

          (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

          (6) The provision for a sinking fund, if any, for such Preferred
     Stock;

          (7) The provision for redemption, if applicable, of such Preferred Stock;

          (8) Any listing of such Preferred Stock on any securities exchange;

          (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

          (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

          (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

          (12) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

          (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any Common Stock of the Company or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period, or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

     If so indicated in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, then the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, then such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, or
(ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

     Notice of redemption will be mailed at least thirty (30) days but not more than sixty (60) days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date;
(ii) the number of shares and series of the Preferred Stock to be redeemed;
(iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, then the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, in addition to limitations already included in the Company's Articles of Incorporation, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

     The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

     The description of the Company's Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws.

GENERAL

     Under the Articles of Incorporation, the Company has authority to issue 300 million shares of Common Stock. Under Maryland law, stockholders generally are not responsible for the Company's debts or obligations. As of June 25, 1998, the Company had outstanding 63,539,285 shares of Common Stock. The Common Stock is listed on the NYSE and the PCX under the symbol "AVB."

TERMS

     Subject to the preferential rights of any other shares or series of capital stock and to the provisions of the Company's Articles of Incorporation regarding Excess Stock, holders of shares of Common Stock will be entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

     Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors and, except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that, subject to any rights to elect Directors that are granted to the holders of any class or series of Preferred Stock, the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

     Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

     The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock, all shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     Pursuant to the MGCL, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage is set forth in the Company's Articles of Incorporation, which percentage shall not in any event be less than a majority of all of the shares entitled to vote on such matter. The Company's Articles of Incorporation do not provide for a lesser percentage in such situations.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is First Union National Bank of Charlotte, North Carolina.

                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve (12) months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). To ensure that the Company remains a qualified REIT, the Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than nine percent (9%) (the "Ownership Limit") of any class or series of the Company's capital stock. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would create a direct or indirect ownership of capital stock in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. The Board of Directors may, in its discretion, determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and, except upon liquidation, it will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Stock prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Articles of Incorporation shall be repaid to the Company upon demand. The Excess Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of the Company. The original transferee-stockholder may, at any time the Excess Stock is held by the Company in trust, transfer the interest in the trust representing the Excess Stock to any individual whose ownership of the capital stock exchanged into such Excess Stock would be permitted under the Ownership Limit, at a price not in excess of the price paid by the original transferee-stockholder for the capital stock that was exchanged in Excess Stock. Immediately upon the transfer to the permitted transferee, the Excess Stock will automatically be exchanged for capital stock of the class from which it was converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Company.

     In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the original transferee-stockholder for the lesser of the price paid for the capital stock by the original transferee-stockholder or the market price (as determined in the manner set forth in the Articles of Incorporation) of the capital stock on the date the Company exercises its option to purchase. The 90-day period begins on the date on which the Company receives written notice of the transfer or other event resulting in the exchange of capital stock for Excess Stock.

     Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     This ownership limitation may have the effect of precluding acquisition of control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The Company believes it has operated, and the Company intends to continue to operate, in such manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify.

     The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Company and its stockholders. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations promulgated thereunder. The following summary is qualified in its entirety by such reference.

     Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

     To qualify as a REIT, the Company must comply with a number of annual requirements regarding its income, assets and distributions. These requirements impose a number of restrictions on the Company's operations. For example, the Company may not lease property if the lease has the effect of giving the Company a share of the net income of the lessee. The amount of personal property that may be included under a lease may not exceed a defined, low level, and the Company may not provide services to its tenants, other than customary services and (beginning in 1998) de minimis non-customary services. The Company's ability to acquire non-real estate assets is restricted, and a 100% tax is imposed on any gain that the Company realizes from sales of property to customers in the ordinary course of business (other than property acquired by reason of certain foreclosures), effectively preventing the Company from participating directly in condominium projects and other projects involving the development of property for resale. Minimum distribution requirements also generally require the Company to distribute at least 95% of its taxable income each year (excluding any net capital gain).

     In any year in which the Company qualifies to be taxed as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits will be taxed to stockholders as ordinary income except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain income to the stockholders. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder's Securities with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of those Securities.

     Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities to or through one or more underwriters or dealers for public offering and sale by or through them, directly to one or more purchasers, through agents or through any combination of these methods of sale. Direct sale to investors also may be accomplished through subscription rights distributed to the Company's stockholders on a pro rata basis. In connection with any distribution of subscription rights to stockholders, if all of the underlying Securities are not subscribed for, the Company may sell the unsubscribed Securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed Securities to third parties.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices (any of which may represent a discount from the prevailing market prices).

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each class or series of Securities will be a new issue with no established trading market, other than the Common Stock and the Series C Preferred Stock, which are listed on the NYSE and the PCX. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE and the PCX, subject to official notice of issuance. The Company may elect to list any series of Debt Securities or Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

     Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except
(i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such Contracts.

     In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, under certain circumstances a person engaged in the distribution of the Securities offered hereby may not simultaneously engage in market making activities with respect to the Securities for a specified period prior to the commencement of such distribution.

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Securities, will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                    EXPERTS

     The financial statements and schedule thereto incorporated by reference in this Prospectus or elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports have been audited by Coopers & Lybrand L.L.P., independent accountants, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

================================================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                                 PAGE
                                                 ----
                PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary..................   S-3
Risk Factors...................................   S-8
The Company....................................  S-14
Recent Developments............................  S-18
The Communities................................  S-20
Use of Proceeds................................  S-26
Capitalization.................................  S-27
Description of Notes...........................  S-28
Underwriting...................................  S-35
Legal Matters..................................  S-36

                     PROSPECTUS
Available Information..........................     2
Incorporation of Certain Documents by
  Reference....................................     2
The Company....................................     4
Use of Proceeds................................     4
Ratios of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends................     4
Ratios of Earnings to Fixed Charges............     5
Description of Debt Securities.................     6
Description of Preferred Stock.................    20
Description of Common Stock....................    26
Restrictions on Transfers of Capital Stock.....    27
Federal Income Tax Considerations..............    28
Plan of Distribution...........................    29
Legal Matters..................................    30
Experts........................................    30

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                               [AVALON BAY LOGO]

                    $100,000,000 6.50% SENIOR NOTES DUE 2003

                    $150,000,000 6.80% SENIOR NOTES DUE 2006

                       ---------------------------------

                             PROSPECTUS SUPPLEMENT

                       ---------------------------------

                            PAINEWEBBER INCORPORATED

                          FIRST UNION CAPITAL MARKETS

                               J.P. MORGAN & CO.

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                            ------------------------

                                  JULY 1, 1998

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